UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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The Greenbrier Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2018

The Greenbrier Companies
Notice of Annual Meeting
of Stockholders & Proxy Statement

THE GREENBRIER COMPANIES

One Centerpointe Drive

Suite 200

Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

January 5, 2018

To Our Shareholders:

The Annual Meeting of Shareholders of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) will be held beginning at 2:00 p.m. on Friday, January 5, 2018 at the Benson Hotel, 309 SW Broadway, Portland, Oregon for the following purposes:

1.	Electing five directors of the Company;

2.

Approving an amendment to the Company’s 2014 Amended and Restated Stock Incentive Plan to increase the number of shares available under the plan and increase annual director stock compensation under the plan in the form of a 2017 Amended and Restated Stock Incentive Plan;

3.

Obtaining an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the “SEC”);

4.

Obtaining an advisory vote on the desired frequency of future votes on the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC;

5.	Ratifying the appointment of KPMG LLP as the Company’s independent auditors for 2018; and

6.	Transacting such other business as may properly come before the meeting.

As of the date of this notice, the Company has received no notice of any matters, other than those set forth above, that may properly be presented at the annual meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the proxy card, or their duly constituted substitutes, are authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

Only holders of record of our Common Stock at the close of business on November 6, 2017 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

/s/ Sherrill A. Corbett
Sherrill A. Corbett Secretary

Lake Oswego, Oregon

November 14, 2017

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, AND NO MATTER HOW MANY SHARES YOU OWN, PLEASE VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. YOU CAN VOTE BY PROXY OVER THE INTERNET, BY MAIL OR BY TELEPHONE FOLLOWING THE INSTRUCTIONS PROVIDED IN THE PROXY STATEMENT.

PROPOSAL NO. 4 — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS	54

PROPOSAL NO. 5 — RATIFICATION OF APPOINTMENT OF AUDITORS	55

OTHER BUSINESS	56

SHAREHOLDER PROPOSALS	56

APPENDIX A — 2017 AMENDED AND RESTATED STOCK INCENTIVE PLAN	A-1

APPENDIX B — POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES PROVIDED BY THE INDEPENDENT AUDITOR	B-1

APPENDIX C — RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	C-1

PROXY STATEMENT SUMMARY

2018 Annual Meeting of Shareholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) of proxies to be voted at the 2018 Annual Meeting of Shareholders of the Company to be held beginning at 2:00 p.m. on Friday, January 5, 2018 at the Benson Hotel, 309 SW Broadway, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted as the Board of Directors recommends. The persons named in the proxies will have discretion to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $10,000 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This Proxy Statement is first being released to shareholders on November 16, 2017.

DATE & TIME: Friday, January 5, 2018 at 2:00 p.m.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the U.S. Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On November 16, 2017, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

LOCATION: Benson Hotel 309 SW Broadway Portland, Oregon

VOTING:

Holders of record of our Common Stock at the close of business on November 6, 2017, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of November 6, 2017, there were 28,700,612 shares of Common Stock outstanding and entitled to vote, and a majority, or 14,350,307 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting. Shareholders are not entitled to cumulative voting in the election of directors. For shares held through a broker or other nominee that is a New York Stock Exchange (“NYSE”) member organization, if a matter to be voted on is considered routine, the broker has discretion to vote the shares. If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instruction from the shareholder. Director elections, the advisory vote on executive compensation, the advisory vote on the frequency of the advisory vote on executive compensation, and approval of the 2017 Amended and Restated Stock Incentive Plan are not considered routine matters.

PROPOSALS		BOARD RECOMMENDATION
1.	Election of Directors	FOR each nominee
2.	Approval of 2017 Amended and Restated Stock Incentive Plan	FOR
3.	Advisory Vote on Executive Compensation	FOR
4.	Advisory Vote on the Frequency of an Advisory Vote on Compensation of Named Executive Officers	EVERY YEAR
5.	Ratification of Appointment of Auditors	FOR

THE GREENBRIER COMPANIES	2018 Proxy Statement	1

CORPORATE GOVERNANCE

Board Committees, Meetings and Charters

During the year ended August 31, 2017, the Board of Directors held seven meetings. The Company maintains a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Copies of the Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com. The Code of Business Conduct and Ethics applies to all of the Company’s directors, employees and consultants, including its principal executive officer, principal financial officer and principal accounting officer.

Non-management Board members meet without management present at least once annually at a regularly scheduled executive session. The Company’s independent directors generally meet periodically in executive session in conjunction with meetings of the committees of the Board of Directors, which are composed entirely of independent directors. The regular executive sessions of the Company’s non-management directors are held on an annual basis, after the end of each fiscal year of the Company, and are scheduled to approximately coincide with (either immediately before or immediately after) the first regularly scheduled meeting of the Board of Directors to be held after the end of each fiscal year of the Company. The Lead Director presides at the regularly scheduled meetings of the non-management directors.

Messrs. Jack, McDougall and Washburn are members of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Adm. Fargo and Mr. Starling are members of the Compensation and Nominating and Corporate Governance Committees. Mses. Felton and Williams are members of the Audit and Nominating and Corporate Governance Committees. Mr. Swindells is a member of the Nominating and Corporate Governance Committee. Mr. Washburn is the Chairman of the Nominating and Corporate Governance Committee, Mr. Jack is the Chairman of the Audit Committee, and Adm. Fargo is the Chairman of the Compensation Committee. During the year ended August 31, 2017, the Audit Committee held four meetings, the Nominating and Corporate Governance Committee held five meetings and the Compensation Committee held five meetings. All incumbent directors attended at least 75% of the number of meetings of the Board and its committees on which they served during the time that they were on the Board.

The reports of the Audit and Compensation Committees for the year are included in this Proxy Statement. Each of the members of these committees is an independent director as defined under the rules of the SEC and the corporate governance standards applicable to companies listed on the NYSE. The Board of Directors has determined that Messrs. McDougall and Jack qualify as “audit committee financial experts” under federal securities laws.

Board Leadership and Structure

The Board has not adopted a specific policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes it is appropriate to retain the discretion and flexibility to make these determinations from time to time as needed to provide appropriate leadership for the Company.

In January 2014, Mr. Furman was appointed as Chairman of the Board, in addition to his role as Chief Executive Officer of the Company. At this time, in view of Mr. Furman’s long experience and service to the Company in his capacity as Chief Executive Officer and director, the Board believes the most appropriate Board leadership structure for the Company is for Mr. Furman to serve as both Chief Executive Officer and Chairman of the Board.

In his position as Chief Executive Officer, Mr. Furman is responsible for the day to day leadership and performance of the Company. In his role as Chairman of the Board, Mr. Furman sets the strategic priorities for the Board of Directors, presides over its meetings, and communicates its recommendations, decisions, and guidance to the other members of senior management. The Board of Directors believes that the combination of these two roles with Mr. Furman further enhances consistent communication and coordination throughout the organization, and provides an effective and efficient implementation of corporate strategy. In addition, Mr. Furman is the most knowledgeable member of the board of directors regarding the Company’s business and challenges, and the risks the Company faces. In his role as Chairman, Mr. Furman is able to facilitate the board’s oversight of those matters most effectively.

The Board has also established a Lead Director position, to be appointed by the Board at such times as the Chairman of the Board is not an independent director. Effective in January 2014, the Board appointed Duane C. McDougall to be Lead Director. The Lead Director, among other things, serves as a representative for the independent directors and presides at all Board meetings at which the Chairman of the Board is not present, including executive sessions of the non-employee directors.

2	2018 Proxy Statement	THE GREENBRIER COMPANIES

Corporate Governance

Risk Oversight

Board of Directors

The Company’s management has the primary responsibility for risk management, including developing appropriate processes and procedures to identify, manage and mitigate risks. Risk oversight is the responsibility of the Board of Directors and focuses on the adequacy of the Company’s enterprise risk management and risk mitigation processes designed and implemented by management. The Board administers its risk oversight function principally through its division of responsibility within its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility. Significant risk oversight matters considered by the committees are reported to and considered by the Board. Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of responsibility of any committee. Types of risks with the potential to adversely affect the Company include financial and accounting risk, operational risk, compensation risk, strategic risk, liquidity risk, investment risk, competitive risk, government regulation risk, market risk, litigation risk, reputation risk, customer risk, business model risk and compliance risk. If necessary, the Board or a committee may delegate specific risk management tasks to management or, in the case of the Board, to an appropriate committee. The Board believes that risk management is an integral part of the Company’s strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

Management regularly provides the Board and its various committees with a significant amount of information regarding a wide variety of matters affecting the Company. Matters presented to the Board and board committees generally include information with respect to risks facing the Company and ways that management is addressing those risks. The Board and board committees consider the risk aspects of such information and often request additional information with respect to issues that involve risks to the Company. The Board and board committees also raise risk issues on their own initiative.

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Audit Committee

The Company’s Audit Committee oversees the Company’s financial and accounting risk, government regulation risk, investment risk, cybersecurity risk and some litigation risk. The Audit Committee considers financial and accounting risk on a quarterly basis and approves or recommends policies and guidelines concerning various financial related exposures. The

Audit Committee also reviews risks related to financial reporting, litigation, and information technology and security risks. The Audit Committee periodically reviews the Company’s risk management program from an insurance coverage perspective to ensure that the Company is maintaining an insurance program to minimize exposure to insurable losses. Additionally, the Company’s internal audit function reports to the Audit Committee, and audit results are regularly presented to the Audit Committee. The Audit Committee review identifies internal controls risks and initiates projects for the annual internal audit plan. Material violations of the Company’s Code of Ethics and Business Conduct and related corporate policies are reported to the Audit Committee and thereafter are reported to the full Board.

Compensation Committee

The Company’s Compensation Committee oversees compensation policies and practices to ensure that they do not promote undue risk-taking. The Compensation Committee evaluates the risk profile of the Company’s executive and broad-based compensation policies and practices, including the balance between short-term and long-term incentives and the use of multiple measures to evaluate performance and determine compensation levels. The Compensation Committee regularly reviews and, when necessary, recommends changes to the Company’s incentive and performance-based compensation plans. Additionally, the Compensation Committee recommends to the Board of Directors policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee oversees some risks related to the Company’s strategic planning and succession planning, some litigation risk, some operational risk and some government regulation and compliance risk. This includes oversight of corporate governance programs, succession planning, human resource matters, long-term strategic plans and environmental, health and safety matters. The Nominating and Corporate Governance Committee approves or recommends policies or guidelines concerning business practices and corporate compliance, and regularly receives and reviews reports from counsel on new developments and best practices in corporate governance. Significant compliance issues, such as allegations of discrimination or other potentially serious legal risks, are regularly reviewed by the Nominating and Corporate Governance Committee.

Policy on Majority Voting

The Company’s Corporate Governance Guidelines establish majority voting procedures with respect to the election of directors. Pursuant to the policy, in an uncontested election of directors, any nominee who has received a greater number of

THE GREENBRIER COMPANIES	2018 Proxy Statement	3

Corporate Governance

votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board of Directors for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote by the Company, will make a recommendation to the Board of Directors concerning the acceptance or rejection of the resignation offer.

In determining its recommendation to the Board of Directors, the Nominating and Corporate Governance Committee will consider all factors its members deem relevant, which may include:

•	the stated reason or reasons why shareholders who cast withhold votes for the director did so;

•

the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board of Directors would be in the Company’s best interests and the best interests of the Company’s shareholders.

The Nominating and Corporate Governance Committee also will consider a range of possible alternatives concerning the director’s resignation offer as the members of the Nominating and Corporate Governance Committee deem appropriate, which may include:

•	acceptance of the resignation offer;

•	rejection of the resignation offer; or

•	rejection of the resignation offer coupled with a commitment to seek to address the underlying cause or causes of the majority-withheld vote.

Under the policy, the Board of Directors will take formal action on the recommendation within 90 days following certification of the shareholder vote by the Company. In considering the recommendation, the Board of Directors will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and any additional information, factors and alternatives as the Board of Directors deems relevant. Any director tendering a resignation offer will not participate in the Committee’s or Board’s consideration of whether to accept such resignation offer. The Company will publicly disclose, in a Current Report on Form 8-K filed with the SEC, the decision of the Board of Directors. The Board of Directors will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, was formerly an officer or employee, or had a relationship with the Company requiring disclosure as a related party transaction. None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, the executive officers of which served as a director or member of the Compensation Committee of the Company during the fiscal year ended August 31, 2017.

Independence of Directors

The Board has determined that a majority of its directors qualify as independent directors pursuant to the rules adopted by the SEC and the corporate governance standards applicable to companies listed on the NYSE. Applying the NYSE definition of independence, the Board has determined that the following majority of directors qualify as independent: Mses. Felton and Williams, and Messrs. Fargo, Jack, McDougall, Starling, Swindells, and Washburn. In evaluating independence, the Board took into consideration that Mr. Swindells provides consulting services to the Company.

During 2017, the Nominating and Corporate Governance Committee (the “Nominating Committee”) fulfilled its responsibilities under its charter, including, among other responsibilities, selecting, or recommending that the Board select, director nominees to be presented for election at annual meetings of shareholders; developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and developing and overseeing programs for the evaluation of the Board of Directors, its committees and management. Led by the Nominating Committee, the Board conducts an annual evaluation of the Board, its committees and the directors, individually, to determine whether, in its judgment, the Board and its committees are functioning effectively. The Board annually reviews applicable standards and definitions of independence for Nominating Committee members and has determined that each member of the Nominating Committee meets such standards.

The Nominating Committee receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Nominating Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group are reviewed and considered by the Nominating Committee in the same manner as other candidates.

4	2018 Proxy Statement	THE GREENBRIER COMPANIES

Corporate Governance

Qualifications for consideration as a nominee for the Board of Directors vary, depending upon the experience and background of incumbent directors as well as particular areas of expertise which the Nominating Committee desires to obtain for the benefit of the Company. The Nominating Committee has identified the following criteria, among others, as appropriate for consideration in identifying Board candidates:

•	Financial acumen and experience

•	Background in manufacturing, transportation or related industries

•	Continuing activity in the business community

•	Demonstrated wisdom and maturity

•	Diversity considerations

Although the Nominating Committee does not have a formal policy for the consideration of diversity in identifying director nominees, the Nominating Committee considers diversity of race, ethnicity, gender identity and expression, age, cultural background, geography and professional experience in evaluating candidates for board membership. The Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect the Company’s business. In general, the composition of the Board of Directors is diversified across financial, accounting, legal, operational and corporate governance expertise, as well as expertise within the Company’s business and industry, including experience in global markets, manufacturing, finance and the rail supply industry. Candidates for potential director nominees are considered in the context of current perceived needs of the Board of Directors as a whole. The Nominating Committee regularly assesses whether the mix of skills, experience and background of our Board of Directors as a whole is appropriate for the Company. The Board has adopted an age limit pursuant to which no director may be nominated for election or elected to the Board of Directors if such director’s age would be greater than 77 at the time of election.

Upon completion of the review process, the Nominating Committee makes its recommendation to the full Board of Directors. The Board then selects candidates for nomination for election by shareholders or appointment to fill vacancies.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, though we may decide to do so in the future.

A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected should submit a written notice of his or her nomination of a candidate to the Nominating Committee of the Company in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals.”

Communication with Directors

Shareholders and other interested parties may communicate with members of the Board of Directors by mail addressed to the Chairman, to the Lead Director, to any other individual member of the Board, to the full Board, to the non-management directors as a group, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One  Centerpointe Drive, Suite 200, Lake Oswego, OR 97035. Such communications are distributed as appropriate.

Annual Meeting Attendance by Directors

The Company’s policy is to encourage Board members to attend the Company’s annual meetings of shareholders. All of the Company’s directors then in office attended the annual meeting of shareholders held on January 6, 2017.

Transactions with Related Persons

Aircraft Usage Policy. William A. Furman, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, is the owner of a private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft. In such instances, it is possible that charters may be placed with the company that manages Mr. Furman’s aircraft. In such event, any such use will be subject to the Company’s travel and entertainment policy, and the fees paid to the management company will be no less favorable than would have been available to the Company for similar services provided by unrelated parties. During 2017, the Company placed charters with the company that manages Mr. Furman’s aircraft aggregating approximately $0.5 million.

Indebtedness of Management. Since the beginning of our last fiscal year, none of our directors or executive officers has been indebted to us in excess of $120,000.

Policy. We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are reviewed and approved or ratified by a majority of the disinterested, independent members of the Board of Directors.

Executive Officers of the Company

The following individuals are executive officers of the Company:

William A. Furman, 73, is Chief Executive Officer and Chairman of the Board of the Company. Mr. Furman has served as Chief Executive Officer of the Company since 1994, and as Chairman of the Board of Directors of the Company since January 2014. Mr. Furman was Vice President of the Company, or its

THE GREENBRIER COMPANIES	2018 Proxy Statement	5

Corporate Governance

predecessor company, from 1974 to 1994. Mr. Furman formerly served as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

Martin R. Baker, 62, is Senior Vice President, General Counsel and Chief Compliance Officer, a position he has held since May 2008. Prior to joining the Company, Mr. Baker was Corporate Vice President, General Counsel and Secretary of Lattice Semiconductor Corporation. Prior to joining Lattice in 1997, Mr. Baker was General Counsel and Secretary of Altera Corporation, a semiconductor and software company.

Alejandro Centurion, 61, is Executive Vice President of the Company and President of Global Manufacturing Operations, a position he has held since January 2015. Mr. Centurion served as President of North American Manufacturing Operations from May of 2007 to January 2015. Mr. Centurion also serves on the board of Greenbrier-GIMSA, LLC. Mr. Centurion joined the Company in 2005 as the Company’s managing director of Gunderson-Concarril and its chief country representative in Mexico. Later in 2005, he was promoted to Senior Vice President, North American Manufacturing Operations. Prior to joining the Company, he held senior manufacturing positions with Bombardier Transportation for eight years.

Adrian J. Downes, 54, is Senior Vice President and Chief Accounting Officer, a position he has held since March 2013. Prior to joining the Company, Mr. Downes served as Executive Vice President and Chief Financial Officer for Knowledge Universe from April 2010 to September 2012 and Group Vice President and Controller for SUPERVALU Inc. from June 2006 to July 2009 and Group Vice President and Controller for Albertson’s, Inc. from June 2004 to June 2006.

Walter T. Hannan, 60, is Senior Vice President Human Resources and Chief Human Resources Officer, a position he has held since February 2012. Prior to joining the Company

Mr. Hannan was Vice President and Chief Human Resources Officer with Electro-Motive Diesel, Inc. from July 2005 through August 2011 and held corporate officer positions with Silgan Closures (USA) and various predecessor organizations from 1998 to 2004. Mr. Hannan has informed the Company he will retire effective January 31, 2018.

Anne T. Manning, 54, is Vice President and Corporate Controller of the Company, a position she has held since November 2007. Ms. Manning has served in various financial management positions for the Company since 1995, most recently as Assistant Corporate Controller.

Mark J. Rittenbaum, 60, is Executive Vice President, Commercial, Leasing and Finance. Prior to February 2016, Mr. Rittenbaum was Chief Financial Officer of the Company since 2008. Before becoming Executive Vice President he was Senior Vice President and Treasurer of the Company since 2001 and Vice President and Treasurer from 1994 to 2001. From 1990 until 1994, he was Vice President of Greenbrier Leasing Company LLC. Mr. Rittenbaum also serves on the board of GBW Railcar Services Holdings, L.L.C. (“GBW”) and Greenbrier-GIMSA, LLC.

Lorie L. Tekorius, 50, is Executive Vice President and Chief Financial Officer. Ms. Tekorius has served as Chief Financial Officer since February 2016, and was promoted to Executive Vice President in April 2017. Ms. Tekorius has served in various management positions for the Company since 1995, most recently as Senior Vice President, Chief Financial Officer and Treasurer.

Executive officers are designated by the Board of Directors. There are no family relationships among any of the executive officers of the Company.

6	2018 Proxy Statement	THE GREENBRIER COMPANIES

REPORT OF THE AUDIT COMMITTEE

Board of Directors

The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For fiscal 2017, the members of the Audit Committee of the Board of Directors were Graeme A. Jack (Chairman), Wanda F. Felton, Duane C. McDougall, Donald A. Washburn and Kelly M. Williams. Ms. Felton became a member of the Audit Committee effective June 28, 2017. Each member of the Audit Committee who served during fiscal 2017 is, or during the time of their service was, an independent director as defined under the rules of the New York Stock Exchange (“NYSE”). The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2017, in addition to its other work, the Audit Committee:

•	Reviewed and discussed with the Company’s management and independent auditors the audited financial statements of the Company as of August 31, 2017, and for the year then ended;

•

Discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, regarding “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board; and

•

Received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of SEC Form 10-K, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2017 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2017 for filing with the SEC.

October 24, 2017

Graeme A. Jack, Chairman

Wanda F. Felton

Duane C. McDougall

Donald A. Washburn

Kelly M. Williams

The above shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

THE GREENBRIER COMPANIES	2018 Proxy Statement	7

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is presently composed of nine directors. The directors are divided into three classes, with an equal number of directors in each class. One class is elected each year for a three-year term. The three nominees recommended by our Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as Class III directors to serve until the Annual Meeting of Shareholders in 2021, or until their respective successors are elected and qualified, are William A. Furman, Charles J. Swindells and Kelly M. Williams. The nominees recommended by our Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as Class II directors to serve until the Annual Meeting of Shareholders in 2020, or until their respective successors are elected and qualified, are Wanda F. Felton and David L. Starling. Ms. Felton and Mr. Starling were appointed by the Board to fill newly created directorships resulting from an increase in the authorized number of Directors and pursuant to the Company’s Bylaws, each of them must stand for election at the 2018 shareholder meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The five nominees for director receiving the highest number of votes will be elected to the Board of Directors. The Company’s Corporate Governance Guidelines, however, provide that any nominee for director elected in an uncontested election at an Annual Meeting of Shareholders must submit a written resignation offer to the Board of Directors within two weeks after the Company’s certification of the election results, if the nominee has received a greater number of votes withheld from his or her election than votes for such election. The Nominating and Corporate Governance Committee will then evaluate the best interests of the Company and its shareholders and recommend to the Board of Directors the action to be taken with respect to any tendered resignation. Any director tendering a resignation offer to the Board of Directors will not participate in the Committee or Board consideration of whether to accept such resignation offer.

If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

8	2018 Proxy Statement	THE GREENBRIER COMPANIES

The Board of Directors recommends a vote FOR the election of each of Messrs. Furman, Swindells, and Starling and Mses. Williams and Felton. Unless marked otherwise, proxies received will be voted FOR the election of the five nominees.

Proposal No. 1 - Election of Directors

The following table sets forth certain information about each nominee for election to the Board of Directors and each continuing director.

Name	Age	Positions	Director Since	Expiration of Current Term
Nominees for Election / Class III
William A. Furman	73	President, Chief Executive Officer and Chairman of the Board of Directors	1981	2018
Charles J. Swindells(1)	75	Director	2005	2018
Kelly M. Williams(1)(2)	53	Director	2015	2018
Nominees for Election / Class II
Wanda F. Felton(1)(2)	59	Director	2017	2018
David L. Starling(1)(3)	67	Director	2017	2018
Directors Continuing in Office / Class I
Thomas B. Fargo(1)(3)	69	Director	2015	2019
Duane C. McDougall(1)(2)(3)	65	Director and Lead Director	2003	2019
Donald A. Washburn(1)(2)(3)	73	Director	2004	2019
Directors Continuing in Office / Class II
Graeme A. Jack(1)(2)(3)	66	Director	2006	2020

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

THE GREENBRIER COMPANIES	2018 Proxy Statement	9

Proposal No. 1 - Election of Directors

ADMIRAL THOMAS B. FARGO
AGE: 69
POSITIONS: Director
DIRECTOR SINCE: 2015
CURRENT TERM EXPIRATION: 2019

Admiral Thomas B. Fargo, Director. Adm. Fargo has served as a member of the Board since July 2015. Adm. Fargo is a retired military commander with subsequent private sector experience in maritime and other transportation industries. As commander of the U.S. Pacific Command from 2002 until 2005, Admiral Fargo led the world’s largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force. In this role Admiral Fargo acted as U.S. military representative for collective defense arrangements in the Pacific, ultimately responsible to the President and the Secretary of Defense through the chairman, Joint Chiefs of Staff. Admiral Fargo’s naval career included six tours in Washington, D.C. and extensive duties in the Pacific, Indian Ocean and Middle East including serving as Commander-in-Chief of the U.S. Pacific Fleet and Commander of the Naval Forces of the Central Command. Admiral Fargo serves as Chairman of Huntington Ingalls Industries, America’s largest military shipbuilder, and on the Boards of Directors for Hawaiian Electric Industries, Matson and United States Automobile Association. Previously, he served on the Boards of Northrop Grumman Corporation, Alexander & Baldwin, Inc. and Hawaiian Airlines. Adm. Fargo brings executive leadership, operational and international expertise to the Board.

WANDA F. FELTON
AGE: 59
POSITIONS: Director
DIRECTOR SINCE: 2017
CURRENT TERM EXPIRATION: 2018

Wanda F. Felton, Director. Ms. Felton has served as a member of the Board since June 2017. She is a Senior Advisor for Centri Capital LLC. Ms. Felton has over 30 years of financial industry experience in commercial and investment banking. Ms. Felton was a Presidential Appointee, twice confirmed by the U.S. Senate to serve on the board of the Export Import Bank of the United States as Vice Chair of the Board and First Vice President from June 2011 to November 2016. In that role, she was on a team of economic deputies that advised the National Security Staff and the President’s Export Council. Ms. Felton was actively engaged in helping U.S. companies penetrate international markets and develop pragmatic financing solutions to win sales. Ms. Felton had oversight responsibility for the Office of the Chief Financial Officer and enterprise risk management functions, and served on the bank’s credit committee, which is responsible for approving debt financings over $10 million for a broad range of financing types across a range of industries. A significant portion of such financings supported the export of U.S.-manufactured transportation equipment, including railcars and aircraft, to emerging markets. Ms. Felton brings her significant prior experience with emerging markets business development and capital raising to the Board.

10	2018 Proxy Statement	THE GREENBRIER COMPANIES

Proposal No. 1 - Election of Directors

WILLIAM A. FURMAN
AGE: 73
POSITIONS: President, Chief Executive Officer and Chairman of the Board of Directors
DIRECTOR SINCE: 1981
CURRENT TERM EXPIRATION: 2018

William A. Furman, Chief Executive Officer and Chairman of the Board of Directors. Mr. Furman has served as a member of the Board since 1981 and as the Company’s Chief Executive Officer since 1994. He has served as the Chairman of the Board of Directors since January 2014. Mr. Furman has been associated with the Company and its predecessor companies since 1974. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman formerly served as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company. As a founder of the Company’s predecessor, Mr. Furman brings executive management and railcar industry experience to the Board as well as historical perspective on the Company’s origins and evolution.

GRAEME A. JACK
AGE: 66
POSITIONS: Director
DIRECTOR SINCE: 2006
CURRENT TERM EXPIRATION: 2020

Graeme A. Jack, Director. Mr. Jack has served as a member of the Board since October 2006. Mr. Jack is an independent non-executive director of COSCO Shipping Development Company Limited, the trustee manager of Hutchison Port Holdings Trust and Hutchison China Meditech Limited. Mr. Jack is a retired partner of PricewaterhouseCoopers LLP in Hong Kong and brings accounting and financial reporting expertise to the Board as well as extensive experience in international business transactions in Asia generally and in China in particular.

THE GREENBRIER COMPANIES	2018 Proxy Statement	11

Proposal No. 1 - Election of Directors

DUANE C. MCDOUGALL
AGE: 65
POSITIONS: Director and Lead Director
DIRECTOR SINCE: 2003
CURRENT TERM EXPIRATION: 2019

Duane C. McDougall, Lead Director. Mr. McDougall has served as a member of the Board since 2003 and as Lead Director since January 2014. Mr. McDougall served as Chairman and Chief Executive Officer of Boise Cascade, LLC, a privately held manufacturer of wood products, from December 2008 to August 2009. He was President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Accounting Officer during his 23-year tenure with Willamette Industries, Inc. He also served as Chairman of the Board of Boise Cascade until April 2015 and still serves as a director on the Board and also serves as a Director of StanCorp Financial Group, which was acquired in March 2016 by a Japanese company, Meiji Yasuda Life Insurance Company. Mr. McDougall has also served as a Director of West Coast Bancorp, a position from which he resigned effective December 31, 2011; as a Director of Cascade Corporation until its sale in 2013; and as a Director of several non-profit organizations. Mr. McDougall brings executive leadership and accounting and financial reporting expertise to the Board.

DAVID L. STARLING
AGE: 67
POSITIONS: Director
DIRECTOR SINCE: 2017
CURRENT TERM EXPIRATION: 2018

David L. Starling, Director. Mr. Starling has served as a member of the Board since June 2017. Mr. Starling has served on the Board of Directors for Ferrellgas Partners, L.P. since 2014. Mr. Starling served as President and Chief Executive Officer of Kansas City Southern (KCS) from August 2010 through June 2016. From June 2016 to present, Mr. Starling has served as Senior Advisor to KCS’ CEO. Mr. Starling has been a director of KCS since May, 2010. He served as President and Chief Operating Officer of KCS from July 2008 through August 2010. Mr. Starling has also served as a Director, President and Chief Executive Officer of The Kansas City Southern Railway Company since July 2008. He has also served as Vice Chairman of the Board of Directors of Kansas City Southern de Mexico since September 2009. Mr. Starling has served as Vice Chairman of the Board of Directors of Panama Canal Railway Company and Panarail since July 2008. Prior to joining KCS, Mr. Starling served as President and Director General of Panama Canal Railway Company from 1999 through June 2008. His experience in Latin America, North America and Asia has helped to expand KCS’ marketing and growth opportunities and his 30 years of operating experience helped navigate the company through the economic downturn and established long-term, sustainable operating efficiencies. Mr. Starling brings substantial expertise in the North American rail industry and in intermodal and global shipping logistics to the Board.

12	2018 Proxy Statement	THE GREENBRIER COMPANIES

Proposal No. 1 - Election of Directors

CHARLES J. SWINDELLS
AGE: 75
POSITIONS: Director
DIRECTOR SINCE: 2005
CURRENT TERM EXPIRATION: 2018

Charles J. Swindells, Director. Mr. Swindells has served as a member of the Board since September 2005. He also provides consulting services to the Company on international projects. Mr. Swindells is currently engaged as an advisor to Bessemer Trust, an independent provider of investment management and wealth planning to families and individuals. Mr. Swindells served as the Vice Chairman, Western Region of U.S. Trust, Bank of America, Private Wealth Management from August 2005 to January 2009. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the NYSE. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon. Mr. Swindells brings financial and global business expertise to the Board.

DONALD A. WASHBURN
AGE: 73
POSITIONS: Director
DIRECTOR SINCE: 2004
CURRENT TERM EXPIRATION: 2019

Donald A. Washburn, Director. Mr. Washburn has served as a member of the Board since August 2004. Mr. Washburn is a private investor. Mr. Washburn served as Executive Vice President of Operations of Northwest Airlines, Inc., an international airline, from 1995 to 1998. Mr. Washburn also served as Chairman and President of Northwest Cargo from 1997 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990 for Marriott Corporation, an international hospitality company, most recently as Executive Vice President. He also serves as Chairman of the Board of Amedisys, Inc., and serves as a trustee of LaSalle Hotel Properties and a director of Key Technology, Inc., as well as privately held companies and non-profit corporations. Mr. Washburn received his BBA, cum laude, from Loyola University of Chicago, an MBA from Northwestern University’s Kellogg School of Management and a J.D., cum laude, from Northwestern University Pritzker School of Law. He has continued his professional education in business and law attending Harvard Business School, Stanford Law School, Kellogg School of Management, Wharton Business School at the University of Pennsylvania and industry seminars, including the Boardroom Summit and Stanford Director’s College. Mr. Washburn brings executive management and operational expertise to the Board.

THE GREENBRIER COMPANIES	2018 Proxy Statement	13

Proposal No. 1 - Election of Directors

KELLY M. WILLIAMS
AGE: 53
POSITIONS: Director
DIRECTOR SINCE: 2015
CURRENT TERM EXPIRATION: 2018

Kelly M. Williams, Director. Ms. Williams has served as a member of the Board since April 2015. Ms. Williams is a senior advisor of GCM Grosvenor Private Markets. Until June 1, 2015 Ms. Williams was President of GCM Grosvenor Private Markets, a member of its Management Committee and a member of its Investment Committee. Prior to joining GCM Grosvenor, Ms. Williams was a Managing Director, the Group Head and the chair of the compensation committee of the Customized Fund Investment Group of Credit Suisse Group AG from 2000 through 2013, after Credit Suisse acquired Donaldson, Lufkin and Jenrette, where Ms. Williams was Director of the Customized Fund Investment Group. While serving as Group Head of the

Customized Fund Investment Group of Credit Suisse Group AG, she also chaired its Compensation Committee. She was with The Prudential Insurance Company of America from 1993 to 2000, where she was an Executive Director and a founder of the Customized Fund Investment Group in 1999. Prior to joining Prudential, Ms. Williams was an associate with Milbank, Tweed, Hadley & McCloy LLP, where she specialized in global project finance. She graduated magna cum laude from Union College in 1986 with a Bachelor of Arts degree in Political Science and Mathematics and received her Juris Doctor from New York University School of Law in 1989. Ms. Williams serves in leadership positions on the boards of several non-profits, and has won numerous awards for leadership and public service. In addition, Ms. Williams was named as one of The Most Powerful Women in Finance by American Banker Magazine from 2011-2014. Ms. Williams also serves as a board member of a number of non-profit institutions, including the Robert Toigo Foundation, Springboard Enterprises, Nantucket Historical Association, where she is a member of the Nominating and Governance Committee, and Union College, where she is a member of the Executive Committee, Audit Committee, Investment Committee and chairs the Administration and Finance Committee. Ms. Williams brings executive management, financial and investment expertise to the Board.

For each director, we have highlighted certain key areas of experience that qualify him or her to serve on the Board in each of their respective biographies above beginning on page 10.

The Board has determined that it is in the best interests of the Company and its shareholders for each of the directors to continue to serve as a director of the Company, subject, in the case of each director nominee, to shareholder approval at the Annual Meeting.

14	2018 Proxy Statement	THE GREENBRIER COMPANIES

PROPOSAL NO. 2

APPROVAL OF 2017 AMENDED AND RESTATED

STOCK INCENTIVE PLAN

The Board of Directors has adopted, subject to shareholder approval, amendments to the Company’s 2014 Amended and Restated Stock Incentive Plan that, among other things, (A) increase the total number of shares of the Company’s Common Stock available for issuance under the plan by 1,100,000 shares, from 4,325,000 to 5,425,000; and (B) increase the dollar value of the annual automatic non-employee director restricted stock grants from $125,000 to $145,000. The amendments are being adopted in the form of a 2017 Amended and Restated Stock Incentive Plan (the “Plan”). A copy of the Plan is attached hereto as Appendix A.

Why Shareholders Should Vote to Approve the Restated Plan

The purpose of the Plan is to promote the long-term success of the Company and create shareholder value by encouraging employees, directors and consultants to focus on critical, long-range objectives, attracting and retaining employees, directors and consultants with exceptional qualifications, and linking Plan participants directly to shareholder interests through increased share ownership. The Plan authorizes the grant of incentive stock options (options that qualify under Section 422 of the Internal Revenue Code), nonstatutory stock options, restricted shares, stock units and stock appreciation rights.

As of August 31, 2017, only 233,271 common shares remain available for grant of future awards under the Plan. The Board of Directors believes that the proposed amendment to the Plan is necessary because the number of shares that remains available for issuance to new and existing employees, directors and consultants is not sufficient to promote the objectives of the Plan. The use of broad-based equity incentive programs such as those made available through the Plan has long been an important component of the Company’s compensation and incentive philosophy. This philosophy emphasizes the alignment of compensation and incentives with shareholder interests, and the utilization of long-term equity incentives to increase the proportion of individual compensation that is dependent upon Company performance as the level of individual employee responsibility increases. As further discussed below, we believe that the proposed amendment to the Plan is necessary to enable the Company to continue to provide these incentives. Moreover, if the performance based restricted stock unit awards granted in 2016 vest at the stretch performance level, there will be an insufficient number of shares available under the Plan to satisfy the terms of those awards.

The amendment to the Plan would increase by 1,100,000 the maximum number of shares of the Company’s Common Stock that may be issued under the Plan, subject to proportionate adjustment in the event of a stock split or other change in the Common Stock or capital structure of the Company. Currently, a maximum of 4,325,000 shares of Common Stock has been authorized for issuance under the Plan. Of that number, 233,271 shares remained available under the Plan for the grant of future awards as of August 31, 2017. Because we use restricted stock grants as part of our compensation plan to retain and motivate executives over the long term and align their interests with the interests of the Company’s shareholders, and because we grant automatic restricted stock awards to Board members on an annual basis as part of our director compensation package, we believe that these remaining shares will be insufficient to continue operating the Plan through calendar year 2018. We believe, based on currently expected granting practices for the coming years, that the number of additional shares to be reserved for issuance under the Plan for which shareholder approval is being sought (along with shares currently available under the Plan) will be sufficient for three full years following shareholder approval.

The amendment also increases the dollar value of the annual automatic non-employee director restricted stock grants. We grant automatic restricted stock awards to Board members on an annual basis as part of our director compensation package. The Board of Directors, with the assistance of Mercer, reviewed our program for equity compensation for non-employee directors, in light of our desire to attract and retain highly qualified board members and provide competitive compensation for the directors’ service. As a result of the review, the Board of Directors approved amendments to the Plan, subject to shareholder approval, to increase from $125,000 to $145,000 the dollar value of the annual automatic restricted stock grants to non-employee directors. We believe this increase is necessary in order to provide competitive compensation that will enable us to recruit and retain high-caliber individuals with the requisite skills and qualifications to serve as members of our Board of Directors, and enable us to provide an appropriate balance of equity to cash compensation, specifically 40% cash compensation compared to 60% equity compensation, in order to maximize the alignment of interests between our directors and shareholders.

THE GREENBRIER COMPANIES	2018 Proxy Statement	15

Proposal No. 2 - Approval of 2017 Amended and Restated Stock Incentive Plan

The Plan has also been amended to address developments in equity plan governance best practices. Those revisions include, among others:

•	Requiring that all future awards that are granted under the Plan be subject to a vesting period of not less than one year;

•	Prohibiting participants from receiving dividends with respect to any award that has not yet vested;

•	Clarifying that the term of certain awards may not exceed 10 years; and

•

Modifying change in control provisions with respect to performance-based awards to provide that, on the occurrence of a change in control, if a performance-based award is subject to full vesting upon a change in control, the award will only become vested based on actual results measured against performance goals as of the date of the change in control.

The following summary of the material provisions of the Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the Plan. A complete copy of the Plan is attached as Appendix A.

General

The purpose of the Plan is to promote the long-term success of the Company and its affiliates and to create shareholder value by (a) encouraging employees, directors and consultants to focus on critical, long-range objectives, (b) attracting and retaining employees, directors and consultants with exceptional qualifications, and (c) linking employees, directors and consultants directly to shareholder interests through increased share ownership. The Plan provides for the grant of options (incentive stock options and nonstatutory stock options), restricted shares, stock units and stock appreciation rights (“SARs”) (each, an “Award”).

Shares Available for Grant

The maximum aggregate number of common shares of the Company reserved and available for issuance pursuant to Awards under the Plan is currently 4,325,000, subject to adjustment under certain circumstances as specified in the Plan, and will be increased to 5,425,000 if the amendments to the Plan are approved. The aggregate number of common shares with respect to which options or SARs may be granted to any individual participant during any calendar year cannot exceed 30,000.

If restricted shares are forfeited, then such common shares again become available for future Awards under the Plan. If a stock unit is forfeited or terminated before being settled, then the corresponding common shares again become available for future

Awards under the Plan. However, if a stock option or a SAR is forfeited, or if shares issued upon exercise of a stock option or SAR are forfeited, the underlying or corresponding shares do not become available again for issuance under the Plan, and the forfeited shares reduce the number of shares available for future Awards under the Plan. If stock units are settled, then only the number of common shares (if any) actually issued in settlement will reduce the number of common shares available for grant under the Plan, and the balance will again become available for Awards under the Plan. If SARs are exercised, then only the number of common shares (if any) actually issued in settlement of such SARs will reduce the number available for Awards under the Plan, and the balance will again become available for Awards under the Plan. Notwithstanding the above, the aggregate number of common shares that may be issued under the Plan upon exercise of incentive stock options will not be increased when restricted shares or other common shares are forfeited. In addition, any dividend equivalents paid or credited under the Plan will not be applied against the number of restricted shares, stock units, options or SARs available for Awards, whether or not such dividend equivalents are converted into stock units; provided, however, that subject to Article 11 of the Plan (which provides for automatic adjustment of outstanding awards in the event of stock splits and similar corporate events), dividend equivalents that have been converted into stock units may not be paid in the form of common shares to the extent such payment would exceed the limitations set forth in Section 3.1 of the Plan.

Administration

The Plan is administered by the Compensation Committee of the Company’s Board (the “Committee”), which consists of two or more directors appointed by the Board. Unless otherwise determined by the Board, at all times that the Company is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), the composition of the Committee will satisfy the requirements under Rule 16b-3 of the Exchange Act, 162(m) of the Internal Revenue Code (the “Code”) and New York Stock Exchange Rule 303A.02.

Subject to the provisions of the Plan, the Committee has the authority to determine: (a) which employees, directors and consultants will receive Awards; (b) the time or times when Awards will be granted; (c) the types of Awards to be granted; and (d) the number of common shares that may be issued under each Award. The Committee also has such additional powers as have been delegated to it by the Plan. Subject to the express provisions of the Plan, the Committee has the authority to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan, to determine the terms, restrictions and provisions of each Award, and to make all other determinations necessary or advisable for administering the Plan. The determinations made by the Committee will be conclusive.

16	2018 Proxy Statement	THE GREENBRIER COMPANIES

Proposal No. 2 - Approval of 2017 Amended and Restated Stock Incentive Plan

Eligibility

Employees, directors and consultants of the Company or its affiliates are generally eligible for Awards, but only employees may be granted incentive stock options and only non-employee directors may be granted automatic awards of restricted shares as set forth in the Plan. In addition, an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its parents or subsidiaries may not be granted an incentive stock option unless the requirements of Section 422(c)(5) of the Code are satisfied.

Options

Each stock option agreement will contain terms and conditions of the option grant that are not inconsistent with the Plan, including, but not limited to, when the option becomes exercisable (which may not be less than one year from the date of grant), the exercise price of the options (which may not be less than fair market value of a common share on the grant date), and the term of the option (which may not exceed 10 years from date of grant). Among other things, and subject to limitations on accelerated exercisability and vesting upon a Change in Control, the stock option agreement may also provide for accelerated exercisability and vesting in the event of the optionee’s death, disability, retirement or other event or for the expiration of an option prior to the end of its term if the optionee terminates service with the Company or its affiliates.

Unless the stock option agreement provides otherwise, in the event of an optionee’s termination of service as an employee, director or consultant (a) for any reason other than retirement, disability or death, the options (to the extent the optionee was entitled to exercise the option at the date of such termination) remain exercisable until the option expiration date or three months after such termination of service, whichever is shorter; (b) for any reason other than disability or death but where the optionee is age 62 or older on such termination date, the options (to the extent the optionee was entitled to exercise the option at the date of such termination) remain exercisable until the option expiration date; (c) due to disability, the options (to the extent the optionee was entitled to exercise the option at the date of such termination) remain exercisable until the option expiration date or one year after such termination of service, whichever is shorter; or (d) by reason of death, the options become fully vested and may be exercised any time prior to the option expiration date.

The exercise price of an option may be paid, to the extent permitted by applicable laws, in cash or cash equivalents, by surrendering or attesting to ownership of common shares owned by the optionee for at least six months, by cashless exercise, or via loan proceeds obtained from pledging common shares being purchased under the Plan. Promissory notes may not be used to pay the exercise price of an option. In the case of incentive stock options, payment may be made only as set forth in the stock option agreement.

Automatic Restricted Share Grants to Eligible Directors

Immediately after the close of each annual shareholder meeting, each non-employee director, including those that are elected at such meeting, receives an automatic restricted share award for such number of common shares as have an aggregate dollar value of $145,000 as of the award date, rounded up to the nearest whole share. For purposes of calculating the number of shares, the per-share value shall equal the average of the most recent 30 days’ closing market prices of the Company’s common stock as of the date of grant, including the date of grant. Such automatic restricted share awards will vest upon the earlier of the first anniversary of the date of grant, or the date of the next annual shareholder meeting if the non-employee director is not re-elected to serve an additional year as a director. In the event a non-employee director ceases to be a director due to death or disability (as defined in the Plan), any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under this Plan.

Stock Appreciation Rights

Each SAR agreement will contain terms and conditions of the SAR that are not inconsistent with the Plan including, but not limited to, the number of common shares underlying the SAR, the exercise price (which may vary in accordance with a predetermined formula), when the SAR becomes exercisable, the vesting period for the SAR (which may not be less than one year), and the term of the SAR (which may not exceed 10 years from date of grant). Among other things, and subject to limitations on accelerated exercisability and vesting upon a Change in Control, the SAR may also provide for accelerated exercisability and vesting in the event of the SAR holder’s death, disability, retirement or other event or for the expiration of the SAR prior to the end of its term if the SAR holder terminates service with the Company or its affiliates. SARs may be awarded in combination with options, and such an Award may provide that the SARs will not be exercisable unless the related options are forfeited. A SAR may be included in an incentive stock option only at the time of grant. Upon the exercise of an SAR, the SAR holder (or the person or persons to whom the SAR holder’s rights under the SAR pass by the SAR holder’s will or by the laws of descent and distribution of the SAR holder’s state or country of domicile at the time of death) may receive cash, common shares or a combination thereof, as the Committee determines.

THE GREENBRIER COMPANIES	2018 Proxy Statement	17

Proposal No. 2 - Approval of 2017 Amended and Restated Stock Incentive Plan

Restricted Shares

Each restricted share agreement will contain terms and conditions of the restricted share award that are not inconsistent with the Plan including, but not limited to, the number of common shares underlying the restricted share award, the consideration to be paid (if any) and the vesting terms. Restricted shares will have a vesting period of at least one year.

Subject to limitations on accelerated exercisability and vesting upon a Change in Control, the restricted share agreement may also provide for accelerated vesting in the event of death, disability, retirement or other events. Restricted shareholders have the same voting, dividend and other rights as the Company’s shareholders, except that restricted shareholders may not receive dividends with respect to unvested restricted shares. The restricted share agreement, however, may carry with it a right to dividend equivalents entitling the Participant to be credited with an amount equal to all cash dividends paid between the grant and the vesting of the Award on the number of common shares underlying the Award. The restricted share agreement may also require that cash dividends received by restricted shareholders be invested in additional restricted shares, with such additional restricted shares being subject to the same conditions and restrictions as the restricted shares with respect to which the dividends were paid.

Stock Units

Each stock unit agreement will contain terms and conditions of the stock units that are not inconsistent with the Plan including, but not limited to, the number of common shares underlying the stock unit and the vesting terms. Stock units will have a vesting period of at least one year. Subject to limitations on accelerated exercisability and vesting upon a Change in Control, the stock unit agreement may also provide for accelerated vesting in the event of death, disability, retirement or other event. The stock unit holder has no voting rights with respect to his or her stock units, and has no rights other than those of a general creditor of the Company. Stock units may be settled in cash, common shares or a combination thereof, as the Committee determines. Vested stock units may be settled in a lump sum or installments, and distribution may occur or commence when all vesting conditions have been satisfied or may be deferred until a later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.

Adjustments

In the event of a subdivision of the outstanding common shares, a declaration of a dividend payable in common shares or in the event of a combination or consolidation of the outstanding common shares (by reclassification or otherwise) into a lesser number of common shares, corresponding automatic adjustments will be made to (a) the number of options, SARs, restricted shares and stock units available for future Awards, (b) the number of common shares covered by each outstanding option and SAR, (c) the exercise price under each outstanding option and SAR, and (d) the number of stock units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than common shares in an amount that has a material effect on the price of common shares, a recapitalization, a spin-off, merger, consolidation or a similar occurrence, the Committee will make such adjustments as it, in its sole discretion, deems appropriate, including, but not limited to, the cancellation of outstanding Awards after giving participants notice and an opportunity to exercise their Awards, if applicable.

Dissolution or Liquidation

To the extent not previously exercised or settled, options, SARs and stock units will terminate immediately prior to the dissolution or liquidation of the Company.

Effect of Change in Control

In the event of a Change in Control, the Committee will notify Award holder in writing of the transaction at least 30 days prior to the effective date of the transaction. In the event of a Change in Control, outstanding Awards will be treated as follows: (a) converted to a substantially equivalent award with respect to surviving or acquiring corporation’s stock, as applicable; and (b) outstanding Awards that are not assumed, substituted for, or otherwise continued by the acquiror shall accelerate and become fully vested effective immediately prior to, but contingent upon, the consummation of the Change in Control; provided, however, that any Award with vesting conditions based on performance goals that vests pursuant to the terms described in this paragraph shall only become vested based on actual results measured against the performance goals as of the Change in Control, and thereafter, all Awards shall terminate to the extent not exercised or settled as of the date of the Change in Control. A Participant may elect to exercise an option or SAR contingent upon the consummation of the Change in Control, with such exercise to become effective immediately prior to the consummation of the Change in Control.

The phrase “Change in Control” means: (a) a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated pursuant to the Exchange Act as in effect on the date the Plan was initially adopted; provided that such a change in control shall be deemed to have occurred at such time as any acquiring person becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of

18	2018 Proxy Statement	THE GREENBRIER COMPANIES

Proposal No. 2 - Approval of 2017 Amended and Restated Stock Incentive Plan

the Company’s voting securities; and further provided that the following shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company or a subsidiary of the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) a transaction solely intended to effect a reincorporation of the Company; (b) during any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company’s shareholders of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; (c) any of the following is consummated (i) any consolidation, merger or exchange involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same, or substantially the same, proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (d) approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

Treatment of Performance-Based Awards upon Change in Control

Notwithstanding any other provision of the Plan or agreement executed thereunder, if a performance-based Award is subject to full vesting upon a Change in Control, the Award shall only become vested based on actual results measured against the performance goals as of the Change in Control.

Dividends with Respect to Unvested Awards

No Participant shall be entitled to receive dividends with respect to an unvested Award. However, an Award may, at the Committee’s discretion, carry with it a right to dividend equivalents entitling the Participant to be credited with an amount equal to all cash dividends paid between the grant and the vesting of the Award on the number of common shares underlying the Award. Settlement of dividend equivalents may be made in the form of cash, in the form of common shares, or in a combination of both. Under no circumstances shall a Participant be entitled to receive dividend equivalents on an Award that has not vested or fails to vest.

Awards under Other Plans

The Company may grant awards under other plans or programs. Such awards may be settled in the form of common shares issued under the Plan. Such common shares will be treated for all purposes under the Plan like common shares issued in settlement of stock units and will, when issued, reduce the number of common shares available for Awards under the Plan.

Limitation on Change in Control Payments

The payments or transfers of benefits under the Plan (the “Payments”) may be reduced as described below, under certain circumstances relating to the occurrence of a Change in Control. Specifically, if either (a) the independent auditors determine that the participant would be better off on an after tax basis if the participant’s Payments were reduced, or (b) regardless of the after-tax value of a participant’s Award, the Committee, at the time of grant or any time thereafter determines that the following reduction will be imposed, then the aggregate present value of a participant’s Payments will be reduced so that no Payments would be nondeductible by the Company for federal income tax purposes by reason of the tax provisions governing “excess parachute payments” in Section 280G of the Code.

Term, Amendment and Termination

The 2014 Amended and Restated Stock Incentive Plan was adopted by the Board on October 29, 2014 and approved by the Company’s shareholders on January 5, 2015. The Plan remains in effect until terminated by the Board, except that no incentive stock options can be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan, or (b) the date when the Board adopted the most recent increase in the number of common shares available for Awards that was approved by the Company’s shareholders.

The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan will be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules or requirements of any applicable governmental authority or listing organization governing the trading of the Company’s stock. The termination or amendment of the Plan will not affect any Award previously granted under the Plan.

The Committee may amend the terms of any Award previously granted (and the related Award agreement), prospectively or retroactively, but generally, no such amendment may impair the rights of any participant without his or her consent and no such amendment may effect a repricing of any Award without approval of the Company’s shareholders.

THE GREENBRIER COMPANIES	2018 Proxy Statement	19

Proposal No. 2 - Approval of 2017 Amended and Restated Stock Incentive Plan

New Plan Benefits Table

The table below sets forth the Awards that were received by the non-employee eligible directors under the Plan as amended during fiscal 2017. Benefits that may be received by executive officers and other employees are not determinable and will depend on both the Compensation Committee’s actions and the fair market value of the Company’s Common Stock at various future dates.

Name and Position	Number of Shares	Dollar Value
Each Eligible Director[1]	3,026 shares[2]	$125,000

1

As of January 6, 2017, the date of the Company’s last annual shareholder meeting, under the Plan seven non-employee members of the Board of Directors of the Company were eligible to receive automatic annual awards of restricted stock, namely, Directors Fargo, Jack, McDougall, Swindells, Teramoto, Williams, and Washburn.

2	Based on $41.32 per share, which was the average of the most recent 30 days’ closing market prices of the Company’s Common Stock on the NYSE as of January 6, 2017.

Federal Income Tax Information

The following is a brief summary of the federal income tax consequences of option grants, restricted stock grants and restricted stock unit awards under the Plan based on federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Additional or different federal income tax consequences to the Plan participant or the Company may result depending upon other considerations not described below.

Certain options under the Plan are intended to qualify as “incentive stock options” for federal income tax purposes. Under the federal income tax laws in effect as of the date of this Proxy Statement, an option holder will recognize no regular income upon grant or exercise of an incentive stock option. However, the spread on exercise of an incentive stock option is taken into account for purposes of calculating alternative minimum tax. If an option holder exercises an incentive stock option and does not dispose of the shares acquired within two years of the date of grant and within one year following the date of exercise, the sale of the shares will qualify for capital gains treatment. If an option holder disposes of shares acquired upon exercise of an incentive stock option before either the one-year or the two-year holding period (a “disqualifying disposition”), the option holder will recognize compensation income in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the option price or (b) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will be eligible for capital gains treatment.

The Company generally will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an incentive stock option. However, upon any disqualifying disposition by an employee, the Company will be entitled to a deduction to the extent the employee recognized compensation income.

Certain options under the Plan will be treated as “nonstatutory stock options” for federal income tax purposes. Under the federal income tax laws in effect as of the date of this Proxy Statement, no income is realized by the holder of a nonstatutory stock option until the option is exercised. At the time of exercise, the option holder will recognize ordinary income, and the Company will be entitled to a deduction, in the amount by which the fair market value of the shares acquired exceeds the exercise price at the time of exercise. The Company is required to withhold FICA taxes on such income. Upon the sale of shares acquired upon exercise of a nonstatutory stock option, the option holder will receive capital gains treatment on the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise. Such capital gains treatment shall be short-term or long-term, depending on the length of time the shares were held.

A recipient of a restricted stock award will recognize taxable income on the later of the date of grant or the date the stock is no longer subject to a substantial risk of forfeiture (i.e., the date of vesting), based on the fair market value of the shares as of the date income is recognized. A recipient of unvested stock may file an election pursuant to Section 83(b) of the Internal Revenue Code to accelerate recognition of taxable income to the date of grant of the award, provided such election is timely filed, within 30 days of the date of receipt of the stock.

A recipient of an award of stock units will recognize taxable income on the date the stock units vest and the underlying shares are issued, based on the fair market value of the underlying shares as of the date of vesting.

Recipients of restricted stock and stock unit awards who participate in the Company’s Nonqualified Deferred Compensation Plan (the “Plan”) are eligible to defer such awards under the Plan. A recipient who elects to defer such an award generally will be subject to FICA taxes upon the vesting of the award and will recognize taxable income upon the receipt of distributions from the Plan.

The Company will be allowed a deduction for federal income tax purposes at the time the recipient of a restricted stock or stock unit award recognizes taxable income.

Vote Required For Approval

The amendment to the Plan increasing the number of shares available for issuance under the Plan and increasing director equity grants under the Plan in the form of a 2017 Amended and Restated Stock Incentive Plan will not become effective until it has been approved by the shareholders of the Company. The proposal is being submitted to shareholders for this purpose. The number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval for the amendment to the Plan to

20	2018 Proxy Statement	THE GREENBRIER COMPANIES

Proposal No. 2 - Approval of 2017 Amended and Restated Stock Incentive Plan

be approved by the shareholders. For this purpose, abstentions are considered votes cast and have the same effect as “no” votes in determining whether the proposal is adopted. Broker non-votes are not counted as voted on the proposal and therefore will not be counted in determining whether the proposal receives the necessary majority vote of outstanding shares for approval. Your proxy will be voted for or against approval of the amendment to the Plan in the form of a 2017 Amended and Restated Stock Incentive Plan, or as an abstention, in accordance with the instructions specified in your proxy. If no instructions are given on your proxy, the proxy will be voted for approval.

THE GREENBRIER COMPANIES	2018 Proxy Statement	21

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking approval on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis. We provide our shareholders with the opportunity to vote on an advisory basis on the compensation of our named executive officers annually.

Our compensation practices and programs are designed to reward performance and reinforce teamwork and cooperation in achieving business success, as described in detail under the heading “Compensation Discussion and Analysis” (“CD&A”). In 2017, Greenbrier performed extremely well in difficult market conditions and executed on significant transactions that increased our market share and broadened our business in international markets.

At our 2017 annual meeting, our sixth advisory vote on executive compensation passed by a vote of approximately 98% of votes cast, following approval in 2016 by a vote of approximately 95% of the votes cast. We believe that the favorable vote in 2017 is a result of our continuing engagement with shareholders during 2016, and the actions we previously took in response to the feedback we received from shareholders. Ongoing changes, including those highlighted herein serve to further strengthen the link between pay and performance in our compensation programs and practices, and to further align the interests of our named executive officers and our shareholders.

This Proposal 3 allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the compensation paid to the named executive officers through the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis.”

In order for this Proposal 3 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 3. Abstentions and broker non-votes of uninstructed shares will not affect the outcome of voting on this Proposal 3.

The Board of Directors recommends a vote FOR the resolution set forth in Proposal 3 above, and unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR this resolution.

22	2018 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Award Types and How Each Fits our Program	35

Process for Determining Executive Compensation (Including NEOs)	36

Compensation Governance	39

Regulatory Considerations	39

Material Terms of Employment Agreements and Other Arrangements	43

This section discusses material information relating to our executive compensation program and plans for our named executive officers or “NEOs” for 2017:

William A. Furman,

Chairman and Chief Executive Officer

Lorie L. Tekorius,

Executive Vice President, Chief Financial Officer

Mark J. Rittenbaum,

Executive Vice President, Commercial and Leasing

Alejandro Centurion,

Executive Vice President and President of Global Manufacturing Operations

Martin R. Baker,

Senior Vice President, General Counsel and Chief Compliance Officer

This Compensation Discussion and Analysis makes reference to financial data derived from our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and certain other financial data prepared using non-GAAP components. For a reconciliation of these non-GAAP components to the most comparable GAAP components, see Reconciliation of Non-GAAP Financial Measures set forth in Appendix C.

Compensation Philosophy

The Compensation Committee has designed the Company’s executive compensation program to be consistent with the goals of its executive compensation philosophy: to drive performance and increase shareholder value. The current compensation strategy, set by the Committee, is designed to strengthen the link between pay and performance.

The objectives of our executive compensation program are to:

•	Align the interests of key executives with the long-term interests of shareholders

•	Attract, retain and motivate key executives to drive our business and financial performance

•	Link a significant amount of executive compensation to achievement of pre-established financial metrics and business goals that are directly tied to our overall business strategy

•	Incentivize the management team to create long-term shareholder value by balancing growth and return on capital at all points in the business cycle

THE GREENBRIER COMPANIES	2018 Proxy Statement	23

Executive Compensation

Our compensation principles state that:

•	A significant portion of compensation should be performance-based.

•	Total direct compensation is based on the complexity of an executive’s assignment, years and depth of experience, and readiness for leadership in the CEO and key executive succession plan.
•	Annual incentive awards should be aligned with the Company’s operating, financial and strategic objectives while considering the cyclical nature of our business.

•	Long-term incentive plans should reward absolute performance.

•	A meaningful equity stake helps ensure that executive and shareholder interests are aligned.

Business Cycles and Our Strategy

In our core market of railcar manufacturing in North America, the cyclicality of our industry can be illustrated by the backlog of railcar orders. Rising backlogs tend to represent a strengthening market while falling backlogs tend to represent a weakening market. Our over-arching strategy has been to capture a larger share of orders by expanding our product lines and designs and maximizing our integrated business model to offer railcar customers leasing, car management and after market services. The chart below illustrates the cyclicality of railcar orders and our success in increasing our market share of railcar orders.

Selected Financial Highlights and Key Accomplishments in 2017

The North American rail industry has experienced reduced railcar loadings, improved railroad efficiency, and declining lease rates for railcars for the second consecutive year. Despite these challenging market conditions, we have delivered strong financial performance, made investments in our international expansion and continued to strengthen our balance sheet and improve liquidity:

•	Revenue of $2.169 billion

•	Adjusted EBITDA of $317 million

•	Diluted EPS of $3.65 and Adjusted Diluted EPS of $3.76
•	Invested $57 million in our operations in Europe and Brazil

•	Issued $275 million of convertible notes at 2.875%

•	Established new warehouse facility for leasing assets

Continued focus on operating business:

•	Completed agreements with Mitsubishi UFJ Lease & Finance Company Limited (“MUL”) including 6,000 unit order and joint venture in railcar management services

•	Began successful delivery of tank cars for industrial mining in Saudi Arabia

•	Managed fleet grew by 27% to 336,000 railcars

24	2018 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

•	Formed Greenbrier-Astra Rail resulting in an approximate 75% interest in the largest freight car manufacturing, engineering and repair business in Europe

•	Increased ownership interest in Greenbrier-Maxion, our Brazilian railcar manufacturing affiliate

Returns to shareholders:

•	Dividends increased by 6% to $0.86 per share for the year. Dividends have increased 47% since July 2014
•	Returned $25 million to shareholders through dividends

Many of these key accomplishments were the result of capitalizing on relationships, market conditions and expanding into new markets.

CEO Pay-for-Performance Alignment and Business Strategy

Over the last five years our CEO has led a period of significant expansion in our operations. At Greenbrier there is a direct link between CEO compensation and Company performance.

During this time period, despite market volatility, Greenbrier’s annual adjusted EBITDA grew 94%, a compound annual growth rate (“CAGR”) of 18%:

Return on Invested Capital (“ROIC”) grew 1,300%, a compound annual growth rate of approximately 94%:

THE GREENBRIER COMPANIES	2018 Proxy Statement	25

Executive Compensation

Since 2013 total direct compensation for our CEO, including salary, bonus, equity and incentive compensation, has increased 61%, a compound annual growth rate of 13%:

The chart below demonstrates significant variance in CEO compensation during the last post-recession cycle when we look back over the last ten year period. The most recent peak in deliveries of railcars by the industry was in 2015 with approximately 82,000 deliveries in North America vs. approximately 60,000 in 2008, the last peak in the ten year period.

26	2018 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Additionally, the Compensation Committee reviews performance compared to our closest direct competitors in the railcar manufacturing industry. For the most recent five year period, we have outperformed the median of these peers on all financial metrics. For the most recent three year period, we have outperformed the median on all but one metric while delivering strong financial results. The charts below provide comparisons of various performance metrics with our closest peers for the most recent three and five year periods.

3-Year Metrics
Display Name	Company Name	TSR (3 Yr) (%)	ROE (3 Yr) (%)	ROA (3 Yr) (%)	ROIC (3 Yr) (%)	Cash Flow Gr. (3 Yr) (%)	Revenue Gr. (3 Yr) (%)	EBITDA Gr. (3 Yr) (%)
GBX	The Greenbrier Companies	(14.0)%	21.3%	9.8%	14.7%	25.5%	1.3%	71.4%
ARII	American Railcar Industries, Inc.	(20.5)	17.4	6.8	8.2	(13.5)	(13.0)	(17.0)
RAIL	FreightCar America, Inc.	(13.6)	8.2	4.7	7.7	NM	130	234.8
TRN	Trinity Industries	(14.4)	13.5	5.8	6.5	72.1	(9.0)	(30.2)
Peers Median		(14.4)%	13.5%	5.8%	7.7%	29.3%	(9.0)%	(17.0)%

5-Year Metrics
Display Name	Company Name	TSR (5 Yr) (%)	ROE (5 Yr) (%)	ROA (5 Yr) (%)	ROIC (5 Yr) (%)	Cash Flow Gr. (5 Yr) (%)	Revenue Gr. (5 Yr) (%)	EBITDA Gr. (5 Yr) (%)
GBX	The Greenbrier Companies	25.9%	15.3%	6.8%	10.1%	116.9%	6.0%	126.3%
ARII	American Railcar Industries, Inc.	8.0	19.4	8.5	10.1	39.2	(6.6)	67.4
RAIL	FreightCar America, Inc.	1.9	2.9	1.7	2.5	2.5	(10.9)	(75.0)
TRN	Trinity Industries	17.0	15.2	6.0	7.0	204.2	3.3	28.8
Peers Median		8.0%	15.2%	6.0%	7.0%	39.2%	(6.6)%	28.8%

Shareholder Return and CEO Compensation

Measured by Total Shareholder Return (“TSR”), the Company has outperformed the S&P 500 over the last five years as demonstrated in the chart below.

THE GREENBRIER COMPANIES	2018 Proxy Statement	27

Executive Compensation

The Company has consistent strong performance against our closest peers when measured by TSR as seen in the chart below.

The chart below also demonstrates that both we and our direct competitors traded up in 2014, a period in time when rail industry stocks were trading with energy stocks which benefitted from high crude oil prices. The correlation with energy stocks was short-lived and based on market perceptions that crude transport demand would result in significant orders. Railcars transport a variety of commodities and crude oil is not a major driver of railcar orders and a 5 year performance period more accurately reflects performance within our sector in our opinion.

The chart below compares the changes in the Company’s TSR and our CEO’s compensation. Since 2012, compensation for our CEO has increased by 64%, a compound annual growth rate of approximately 10%, while TSR increased 216%, a compound annual growth rate of approximately 26%.

28	2018 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

2017 Payouts and Pay-for-Performance Alignment

Our compensation program is designed to reward our executives for contributing to the achievement of our annual and long-term objectives through the business cycles. We set robust goals in order to align executive awards with the creation of long-term value for our shareholders. The graphs in this section show our short and long-term compensation plan goals for 2017, and our actual achievement for each of Adjusted EBITDA, ROIC and ROE. We use these three metrics for determining our annual and long-term performance incentives.

ANNUAL SHORT-TERM INCENTIVE PLAN MEASURES

2017 ANNUAL INCENTIVE PLAN PAYOUTS

As noted in the financial highlights of page 24, key accomplishments were completed in 2017 that went beyond expectations when compensation targets were set and required extraordinary efforts from management and operating business teams.

Under our annual incentive plan, Adjusted EBITDA before bonus for 2017 was $338.3 million and ROIC was 18.4%. Based on the goals illustrated above, the level of performance resulted in incentive payouts of 142.2% for Adjusted EBITDA and 185% for Corporate ROIC for a blended payout of 152.9% of the target award level to the NEOs. See page 34 for more details on our annual incentive plan.

The Adjusted EBITDA and ROIC measures are weighted 75% and 25% respectively in calculating our annual incentive compensation payouts. The Compensation Committee believes that these two measures strike an appropriate balance between achieving meaningful earnings relative to the business environment while holding a disciplined capital management strategy through business cycles. Our targets and focus on these measures will vary at different points in the business cycle. The Compensation Committee considers annual input from management taking into account the macro business environment, backlog of manufacturers’ orders in the sector, expected delivery schedules and data related to the railroad industry that affects demand including velocity of the railroads, available railcar supply, railcar loading trends and forecasts by commodity and railcar type. Management’s performance above these targets was due to success on several key transactions listed on page 24.

THE GREENBRIER COMPANIES	2018 Proxy Statement	29

Executive Compensation

LONG-TERM PERFORMANCE SHARE PLAN MEASURES

(30 MONTHS - MARCH 1, 2015 THROUGH AUGUST 31, 2017)

2017 LONG TERM INCENTIVE PLAN PAYOUTS

Under the terms of our 2015-2017 performance share restricted stock program, our actual results exceeded target performance goals for both Adjusted EBITDA and return on equity (“ROE”), which resulted in vesting of 171% of the performance-based restricted shares as of the determination date, October 24, 2017. See page 35 for a description of our restricted stock (unit) program.

The Adjusted EBITDA and ROE measures are weighted equally in calculating our performance share results. The Compensation Committee believes that these two measures strike an appropriate balance between achieving meaningful earnings and maintaining a disciplined investment strategy in all businesses and jurisdictions while emphasizing balance sheet strength and profitability.

2017 Say-on-Pay Vote

At our 2017 Annual Meeting of Shareholders, approximately 98% of shareholder votes cast were cast in favor of a resolution approving the compensation of our NEOs as disclosed in the 2017 proxy statement. The Compensation Committee believes that the overwhelming vote in favor of the say-on-pay resolution was an affirmation of shareholders’ support of our approach to executive compensation. The Company welcomes engagement with shareholders and in years past has made changes in compensation practices in response to shareholder feedback. No additional concerns were raised in fiscal 2017. Regardless, we continue to refine our pay practices and make changes related to our executive compensation plans.

30	2018 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

SHAREHOLDER ENGAGEMENT

Compensation Committee members and management team members from human resources, investor relations and legal were directly involved in engagement efforts that served to reinforce our open door policy with shareholders. The efforts included:

•	Meeting with shareholders

•	Dialogue with proxy advisory firm

•	Investor road shows and conferences

•	Presenting shareholder feedback to the Committee

•	Considering letters from shareholders

Our ongoing engagement efforts allow shareholders the opportunity to provide feedback. The Committee carefully considers shareholder and advisor feedback, among other factors discussed in this CD&A, in making its compensation decisions. Shareholder feedback has influenced and reinforced a number of compensation design changes over the years; changes we made for 2018 are listed in the next section.

The Company and the Committee appreciate the feedback from our shareholders and plan to continue these engagement efforts.

Greenbrier’s Executive Compensation Practices

CHANGES WE MADE FOR FISCAL 2018

Dividends on Unvested Shares	Beginning with awards made during fiscal 2018, we will not pay dividends on unvested shares
Minimum Vesting Requirements	All awards under the plan have a minimum vesting period of at least one year
Change of Control (“COC”)

Options may not be accelerated if the committee elects to convert them into options of the surviving corporation

Performance-based awards vest based only on actual results measured against performance goals

The COC definition was clarified to exclude transactions with affiliates and corporate reorganizations

Maximum Term of SARs	Stock appreciation rights are subject to a maximum term of 10 years
Stock Ownership Guidelines for Directors	Guidelines were changed from 4x annual retainer to 5x annual retainer

WHAT WE DO

Pay for Performance	More than 50% of our NEOs’ total possible direct compensation is performance-based
Robust Stock Ownership Guidelines	We have stock ownership guidelines of 5x base salary for our CEO and either 2x or 2.5x base salary for other NEOs
Stock Retention Requirements	Our NEOs are expected to retain 50% of the after-tax value of compensatory awards until stock ownership guidelines are met
Annual “Say on Pay” Vote	Our shareholders are given an annual advisory vote to approve our executive compensation programs
Clawback Policy

Our policy provides for recovery of performance-based equity awards and incentive compensation paid to executive officers in the event of an accounting restatement due to material noncompliance with financial reporting requirements under federal securities laws

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant and reassesses independence annually
Annual Review of Compensation Program	The Compensation Committee reviews all our compensation programs annually for best practices with input from our compensation consultant
Annual Compensation Risk Assessment	The Compensation Committee conducts an annual risk assessment of our compensation programs to ensure that they do not promote undue risk taking
Limited Perquisites	We maintain a moderate perquisite program of automobile allowances, club memberships and financial planning services as is the practice in our industry, as well as relocation costs when appropriate
Grandfathered Employment Agreements	We no longer enter into employment agreements with new executive officers. The legacy employment agreements with three NEOs (including our CEO) were originally entered into before 2010

THE GREENBRIER COMPANIES	2018 Proxy Statement	31

Executive Compensation

WHAT WE DON’T DO (cont’d)

Hedging/Pledging of Company Stock

We prohibit our officers and directors and insider employees from hedging, and short selling our publicly traded stock. Our directors and executive officers are prohibited from margining our publicly traded stock and prohibited from pledging our publicly traded stock without advance clearance.

Single-Trigger Change of Control Vesting

We do not provide single-trigger acceleration of vesting for equity or cash severance payments upon a change of control. We require both a change of control and termination of an executive’s employment before vesting is accelerated or severance payments are made (double-trigger)

Tax Gross-Ups	We do not provide tax gross-ups
Share Repricing	We do not allow share repricing

Compensation Plan Design

To meet our objective to align the interests of our executives with the long-term interests of shareholders, our first compensation principle is to utilize performance-based compensation. In 2017, approximately 56% of our total direct compensation for our CEO and 53% for our other NEOs, was performance based and not guaranteed. The light and dark green colors in the charts below denote performance based compensation. The following table provides a snapshot of the elements of pay for named executive officers and explains why each element is provided.

32	2018 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Incentive Type	Compensation Element	What the Element Rewards	Key Features & Purpose	Form of Settlement
Fixed	Base Salary	Individual performance while considering market pay levels, specific responsibilities and experience of each NEO	• Attract and retain talent • Provide financial certainty	Cash
Performance Based	Annual Performance Awards	Achievement of Company EBITDA and ROIC goals	• Drive achievement of key business results on an annual basis	Cash
	Long-Term Equity Performance-Based Awards	Achievement of Company EBITDA and ROE goals. We set long-term incentive targets to be competitive with the market	• Reward achievement of long-term objectives over a 30 month performance period • Directly tie interests of our NEOs to those of our shareholders	GBX Shares
Variable	Long-Term Equity Time-Based Awards	Creation of long-term shareholder value	• Retain talent • Vest ratably over a three-year period at then stock price	GBX Shares

Detailed Compensation Discussion and Analysis

In 2017, our executive compensation program consisted of three elements: Base salary, annual incentives and long-term equity compensation. We also provide various retirement and benefit programs. Further details on each element of compensation are discussed below.

BASE SALARY

Base salary constitutes approximately 16% of total targeted direct compensation for our CEO (approximately 26% for our other NEOs).

In establishing salary levels, we consider market pay levels, the specific responsibilities and experience of each NEO, and his or her individual performance. As part of its annual review, the Compensation Committee may adjust base salaries for:

•	Annual merit increases
•	Changes in role, such as promotions or added responsibilities

•	Market adjustments

At his request, Mr. Furman did not receive an increase in his base salary in 2017. Base salaries for Messrs. Rittenbaum and Centurion also remained unchanged for fiscal 2017. During fiscal 2017, Ms. Tekorius received a 13% base salary increase as a market adjustment as a result of benchmarking her current responsibilities, and an additional 8% base salary increase reflecting her promotion in April 2017 to Executive Vice President and her increasingly critical role at the Company. Mr. Baker received an 8% base salary increase during fiscal 2017 as a market adjustment as a result of benchmarking his current responsibilities.

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Executive Compensation

ANNUAL INCENTIVE PLAN DESIGN

Target incentive opportunities under the annual incentive plan for NEOs are expressed as a percentage of base salary and are intended to be competitive with the market. Please see page 37 for more information on how we determine competitive pay levels. For 2017, our NEOs’ target incentive opportunities remained unchanged from 2016 levels except for the opportunity for Ms. Tekorius, which was increased from 75% to 85% of base salary to reflect her increasingly critical role in the Company. Threshold, target and stretch levels for each NEO are presented in the following chart:

Named Executive Officer	Performance Level
	Threshold (as a % of base salary earned)	Target (as a % of base salary earned)	Stretch (as a % of base salary earned)
William A. Furman	69%	115%	230%
Lorie L. Tekorius	51%	85%	170%
Mark J. Rittenbaum	54%	90%	180%
Alejandro Centurion	54%	90%	180%
Martin R. Baker	42%	70%	140%

Our NEOs earn their annual incentive awards under the short-term annual incentive plan based on achievement of pre-established financial performance goals. The CEO has discretion to recommend to the Compensation Committee (and the Compensation Committee has discretion in the case of the CEO) to make a downward (but not upward) adjustment of any metrically calculated award of up to 20% to reflect individual performance.

The performance metrics, their weighting and payout levels are established at the beginning of each fiscal year by the Compensation Committee with input from management and the independent compensation consultant. The level of financial performance required for the maximum (“stretch”) payout is established based on the Compensation Committee’s assessment of the level of performance that shareholders would likely consider superior in view of general economic conditions and the economic outlook for Greenbrier and its industry in particular. The process is essentially reversed to establish the threshold or minimum performance level, defined as the level of financial performance below which no incentive payment is appropriate.

The Compensation Committee generally structures our executive compensation, including the short-term annual incentive plan, with the goal of maximizing the tax deductibility of executive compensation. However, we may pay compensation that is not deductible from time to time, based upon business needs. For a discussion of tax deductibility of executive compensation in general, see “Regulatory Considerations” on page 39.

2017 Target Setting

In keeping with our philosophy to incentivize management in both strong and weak markets, the Compensation Committee decreased the Adjusted EBITDA goal and decreased the ROIC goal compared to the prior year. These changes were reflective of a weakened industry environment in which customers attempted to cancel, defer or modify existing orders; the available supply of railcars was exceptionally high; lease rates for railcars were rapidly declining; and we were experiencing declining revenues in our wheels, parts and repair business as a result of a major decline in coal transport by rail. The following table sets forth the metrics and goals under the 2017 annual incentive plan:

2017 Short-term Incentive Measures and Goals

($ in millions)

	Adjusted EBITDA (before bonus)	Corporate ROIC	Payout
Threshold (Minimum)	$220.0	11.0%	60.0%
Target (Goal)	$275.0	15.0%	100.0%
Stretch (Maximum)	$425.0	19.0%	200.0%
Actual	$338.3	18.4%	152.9%

Weighting of the above metrics was 75% for adjusted EBITDA and 25% for ROIC. Achievement below threshold results in no payout for the respective metric. Payout amounts are interpolated between threshold and target or target and stretch, as appropriate. In addition, failure to meet the threshold level of adjusted EBITDA means that no payment would be made at all pursuant to the short term incentive plan, even if the ROIC threshold were achieved.

Actual performance reflects achievements by management and operating groups in creation of significant transactions in North America and delivery on complex international milestones.

LONG-TERM EQUITY COMPENSATION DESIGN

Process for Granting Awards

We set target long term incentive opportunities for our NEOs to be competitive with the market. The value of the annual long-term incentive awards to each NEO is divided equally between two types of equity-based awards: time-based vesting restricted stock units (“RSUs”) and performance-based RSUs. The grant date for annual long-term incentive awards is typically the date of the Compensation Committee’s second meeting of each calendar year. We grant RSUs to NEOs at the same time we grant them to other employees. We generally make off-cycle grants (if any) only to newly-hired employees or in connection with significant increased responsibilities or promotions, as approved by the Compensation Committee.

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Executive Compensation

In granting RSUs, the number of shares awarded was guided by dividing the intended value of the award by the average of the most recent 30 days’ closing market prices of the Company’s Common Stock on the NYSE measured from the date of grant of the award.

Dividends Paid Only on Vesting

Beginning with awards made during fiscal 2018, we will not pay dividends on unearned time-based or performance shares.

Award Types and How Each Fits our Program

Time-Based Restricted Stock Units (RSUs)

Time-based RSUs are designed to create long-term shareholder value and retention. The Compensation Committee establishes the number of shares (based on the dollar value) of RSU grants for the CEO and NEOs. Time based RSUs vest ratably in the form of Company common stock over a three-year period beginning on the first anniversary following the date of the grant.

Performance-Based Restricted Stock Units

Performance shares are designed to focus attention on, and to reward the achievement of, our long-term financial objectives. The Compensation Committee establishes the goals for which the performance shares may be earned at the beginning of a 30-month performance period rather than annually. At the end of the performance period, a percentage ranging from 0% to 200% of the number of shares initially awarded will be earned based on the extent to which the 30-month goals are achieved. The value of each performance share equals the price of one share of our common stock on the date of grant, with payment of earned performance units made in the form of Greenbrier common stock.

A 30-month measurement period beginning on March 1 was chosen to coincide with the start of a fiscal quarter and ends on August 31, the end of our fiscal year.

Target Setting

Our target setting process, conducted at the beginning of each 30-month performance period, combines goals related to earnings and return while taking into account the cyclical nature of our business. Our targets are designed to incentivize behavior which enhances long-term shareholder value at all points in the business cycle.

We establish our objectives depending on where we are in the business cycle. When backlog and demand are high and asset prices are strong, we emphasize earning a higher return and when the market is weak and prices are under pressure, we emphasize making prudent decisions related to market share and other considerations as well as investments at attractive prices over attempting to earn unrealistic short-term returns. Making intelligent decisions at the right points in the cycle allows us to increase shareholder value over the longer term.

The Adjusted EBITDA and ROE targets for the 2017-2019 performance period were set in March 2017 in the midst of macro-economic uncertainty in terms of international trade and tax issues and in a highly-competitive market for new orders as well as continued depressed lease rates for railcars. Consistent with our objective of striking a balance between earnings growth and respect for capital and ensuring that our management team is incentivized at all points in the cycle, we increased our Adjusted EBITDA target slightly for the current 30-month performance period over the prior 30-month performance period and decreased our ROE target slightly for the current 30-month performance period over the prior 30-month performance period. These adjustments are consistent with our disciplined approach in an environment of uncertain market conditions.

Weighting of the metrics is 80% for EBITDA and 20% for ROE. Achievement below threshold results in no payout for the respective metric. Payout amounts are interpolated between threshold and target or target and stretch, as appropriate. In addition, failure to meet the threshold level of Adjusted EBITDA means that no payment would be made at all pursuant to the short term incentive plan, even if the ROE threshold were achieved. The Compensation Committee reviewed use of EBITDA metrics for both short and long term compensation plans and determined it best not to make changes in an uncertain market.

BENEFITS

Executive Retirement and Insurance Benefits

Supplemental Retirement Benefits

The Company maintains a Nonqualified Deferred Compensation (NQDC) Plan which permits participants to elect to defer a portion of their compensation in excess of amounts that may be deferred under the Company’s tax-qualified 401(k) plan, and to defer receipt of shares of stock issuable upon vesting of RSUs. The NQDC does not pay or provide for preferential or above-market earnings. Participants may direct the investment of deferred cash compensation credited to their accounts among a range of investment options similar to those available under the Company’s 401(k) plan; shares of Company stock deferred under the NQDC Plan may not be diversified into other investments. The Company’s executive officers, including its NEOs, are eligible to defer a portion of their compensation under the NQDC Plan. Mr. Rittenbaum elected to participate in the NQDC Plan in 2017; none of the other NEOs elected to defer any portion of their 2017 cash or equity compensation under the NQDC Plan.

The Company makes discretionary employer contributions on behalf of Mr. Rittenbaum and Mr. Centurion under the target benefit component of its NQDC Plan, which has been discontinued for new participants. Target benefit contributions are designed to provide supplemental retirement benefits to the participating executives in an amount equal to 50% of the

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Executive Compensation

executive’s base salary as of age 65 for 15 years. While the Company intends to make contributions under the target benefit program in the ordinary course that are actuarially designed to provide the target benefit amount, no level of contributions is required and no level of supplemental retirement benefits is guaranteed to other executives under the target benefit program component of the NQDC Plan. The Company does not provide tax gross-up payments or other provisions for paying executives’ taxes on distributions from the NQDC Plan.

The Company makes discretionary contributions under the supplemental retirement program component of the NQDC Plan on behalf of executives who do not participate in the target benefit program, including Messrs. Furman and Baker and Ms. Tekorius. Such contributions are credited to a Supplemental Retirement Program account on their behalf under the NQDC Plan. In January 2017, the Compensation Committee approved discretionary contributions equal to 6% of participants’ annual base salary earned plus actual bonus earned for the prior fiscal year.

Executive Life Insurance

The Company provides an executive life insurance program to its executive officers and certain other management employees. The Company owns life insurance policies insuring the executives’ lives, and has endorsed the rights to the death benefits to the participating executives. Upon termination of the executive’s employment, the Company will transfer ownership of the policy to the executive, resulting in taxable income to the executive at the time of transfer. Each NEO, other than Mr. Furman, participates in the executive life insurance program, and each has an aggregate death benefit amount of $1 million (including previous executive owned life insurance policies for which no further Company funding is provided) and a target aggregate after-tax cash surrender value at age 62 of $200,000, except for Ms. Tekorius who has a target aggregate after-tax cash surrender value at age 62 of $125,000.

Perquisites and Other Personal Benefits

The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program goal of enabling the Company to attract, retain, and motivate employees for key positions. The Company is selective in its use of perquisites, using perquisites that are commonly provided, the value of which is generally modest, and periodically reviewing the levels of perquisites. The Company does not provide tax gross-ups for perquisites or personal benefits. The primary perquisites are use of Company-owned automobiles or automobile allowances, and payment of club membership dues. The Company may assist selected transferred or newly-hired executives in selling their homes to facilitate a successful relocation of the executive.

Change-of-Control Agreements—Double Triggers

We have entered into agreements with our NEOs that provide certain benefits if employment is terminated following a change of control (“COC”). This protection is provided to ensure the stability, continuity and impartiality of our executives in a COC situation. The level of protection is intended to be similar to that provided by similarly sized organizations.

The COC agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and an executive’s employment is terminated, or constructively terminated.

Employment Agreements

Since 2010, we have not entered into any new employment agreements with NEOs. Messrs. Furman, Rittenbaum and Centurion have employment agreements that were originally entered into prior to 2010. For a description of these key agreements, please see Potential Post Termination Payments. All our COC agreements and employment agreements have been modified so that no tax gross up benefits are provided and we do not offer this feature in new agreements.

Double-Trigger Equity Vesting

All equity grant agreements require both a COC event and an executive’s actual or constructive termination before vesting is accelerated.

Process for Determining Executive Compensation (including NEOs)

The Compensation Committee with input from the independent consultant, regularly reviews:

•	The competitiveness of our compensation program

•	The competitiveness of each NEO’s compensation

•	Recent developments and trends in executive compensation practices

Our human resources staff and the CEO also provide input to the Compensation Committee regarding base salary increases, annual incentives, long-term equity incentives and the business and financial goals applicable to earning such compensation. After reviewing these recommendations, the Compensation Committee determines and approves the compensation of each NEO, as well as the performance goals. Our CEO, however, does not participate in, nor is he present during, deliberations on his own compensation. Such deliberations occur during the Compensation Committee’s executive sessions. The Compensation Committee also reviews its pay decisions regarding our CEO with the other independent directors of the Board.

36	2018 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

THE DETERMINATION OF MARKET COMPETITIVE PAY

We have structured our compensation programs to provide total direct compensation opportunities comparable to opportunities provided by companies of similar revenue size. We use a “peer group” to assist us in determining appropriate compensation and we conduct benchmarking reviews. The complexity of our international integrated business model and the depth of experience required by our NEOs creates a challenge for the Compensation Committee to obtain information on competitive pay levels with precision for our particular business and for specific executive positions. To make final decisions and ensure that we are market competitive to attract and retain talent, the Compensation Committee, with assistance from human resources staff and an independent compensation consultant, regularly reviews information on pay for executives as reported in national compensation surveys by Mercer and Willis Towers Watson. These surveys include compensation information, on an aggregated basis, for approximately 300 companies with annual revenues between $1 and $6 billion. While peer group data and survey data are a starting point for our compensation review process, actual compensation decisions with respect to specific individuals are influenced by a variety of factors including experience, tenure, skills, unique responsibilities, individual performance and anticipated advancement in our succession strategy, and our specific talent requirements.

PEER GROUP

Our peer group referred to when developing our fiscal 2017 compensation program included the 15 companies listed in the table below.

Company	GIC Sub-Industry
Astec Industries	Construction, Farm Machinery, Heavy Trucks
GATX	Trading Companies & Distributors
H&E Equipment Services	Trading Companies & Distributors
Hub Group	Transportation
Hyster-Yale Materials Handling	Construction, Farm Machinery, Heavy Trucks
Joy Global	Construction, Farm Machinery, Heavy Trucks
Manitowoc	Construction, Farm Machinery, Heavy Trucks
Meritor	Construction, Farm Machinery, Heavy Trucks
Oshkosh Corp.	Construction, Farm Machinery, Heavy Trucks
Schnitzer Steel	Steel, Raw Materials Supplier
TAL International Group	Trading Companies & Distributors
Trinity Industries	Construction, Farm Machinery, Heavy Trucks
Wabash National	Construction, Farm Machinery, Heavy Trucks
WABCO Holdings	Construction, Farm Machinery, Heavy Trucks
Wabtec	Construction, Farm Machinery, Heavy Trucks

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Executive Compensation

The Compensation Committee, together with Mercer, periodically reviews and, as appropriate, may approve changes to our peer group. For fiscal year 2018, the Compensation Committee removed TAL International and Joy Global, and added Terex, REV Group, Triton International, Crane and Timken. Our 2018 peer group is:

The Greenbrier Companies’ 2018 Peer Group

Talent Market	Company	Revenue (12MM)	EBITDA (12MM)	EBITDA Margin	Market Cap	Number of Employees		Annualized TSR
								1 Year	3 Year
		(May 17)	(May 17)	(May 17)	(May 17)	(FYE	)	(May 17)	(May 17)

Direct Peers	Trinity Industries	$4,278	$925	22%	$3,883	17,680		44%	-15%
Heavy Manufacturing	Oshkosh Corp	$6,333	$512	8%	$4,721	13,800		39%	7%
	Terex	$4,336	$115	3%	$3,199	11,300		57%	-4%
	Hyster-Yale Materials Handling	$2,679	$94	4%	$936	6,500		24%	-2%
	REV Group	$1,996	$86	4%	$1,711	6,000		na	na
	Wabash National	$1,760	$223	13%	$1,202	5,100		42%	14%
	Manitowoc	$1,491	$-4	0%	$795	4,900		-1%	-5%
	Schnitzer Steel Industries	$1,459	$97	7%	$518	2,818		24%	-4%
	Astec Industries	$1,187	$107	9%	$1,291	4,218		6%	13%
Other Related Manufacturing	Crane	$2,761	$478	17%	$4,617	11,000		38%	4%
	Timken	$2,690	$382	14%	$3,599	14,111		42%	4%
After-Market Products	Meritor	$3,074	$272	9%	$1,379	8,000		76%	4%
	Wabtec	$3,075	$558	18%	$7,845	20,000		6%	2%
	Wabco Holdings	$2,869	$493	17%	$6,591	12,860		13%	4%
Transportation Services	Hub Group	$3,660	$160	4%	$1,200	2,755		-10%	-9%
High-Value Equipment Leasing	GATX	$1,400	$642	46%	$2,326	2,260		34%	0%
	H&E Equipment Services	$958	$297	31%	$708	1,996		9%	-13%
	Triton International	$953	$822	86%	$2,087	291		na	na
	75th Percentile	$3,075	$507	18%	$3,812	12,470		42%	4%
	50th Percentile	$2,684	$284	11%	$1,899	6,250		29%	1%
	25th Percentile	$1,467	$109	5%	$1,201	3,168		9%	-5%
	Greenbrier Companies	$2,327	$380	16%	$1,257	9,418		58%	-6%

Note: Highlighted companies are proposed for addition to the peer group. All dollar amounts are reported in millions.

38	2018 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Compensation Governance

STOCK OWNERSHIP AND STOCK RETENTION

The Company has stock ownership guidelines for its executive officers, under which all executive officers of the Company are expected to acquire and retain holdings of Company stock. Executives are encouraged to hold shares with a value equal to a multiple of base salary ranging from one to five times base salary depending on the executive officer’s position with the Company.

Executive officers are expected to achieve compliance with the applicable guidelines within five years of the date of adoption of the guidelines or appointment as an executive officer, whichever is later. They are encouraged to retain ownership of shares representing at least 50% of the after-tax value acquired through compensatory stock awards until the guidelines are met. All of our executive officers have satisfied the executive share ownership expectation.

Named Executive Officer	Stock Ownership Target as a Multiple of Salary	In Compliance Yes/No
CEO, William A. Furman	5x	Yes
CFO, Lorie L. Tekorius	2.5x	Yes
EVP, Mark J. Rittenbaum	2.5x	Yes
EVP, Alejandro Centurion	2.5x	Yes
General Counsel, Martin R. Baker	2x	Yes

INCENTIVE COMPENSATION CLAW-BACK POLICY

The Company has adopted an incentive compensation claw-back policy intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act requires companies to adopt a policy that will recapture (“claw-back”) excess incentive compensation, if any, that is paid to certain executives based on erroneous financial statements, and mandates the SEC to issue rules implementing the claw-back requirements. Although the SEC has not yet promulgated final rules implementing the Dodd-Frank claw-back requirements, in 2013 the Company determined to adopt a claw- back policy in light of concerns expressed by shareholders about the lack of a claw-back policy, and the SEC’s delay in adopting final rules.

POLICIES REGARDING HEDGING AND PLEDGING OF COMPANY STOCK

The Company’s Policy Regarding Trading in Company Securities prohibits its directors and executive officers from hedging the economic risk of owning shares of Company stock and restricts directors and executive officers from holding Company stock in a margin account, or pledging Company stock as collateral for a loan, except in very limited circumstances (not including margin debt) with advance approval of the Chairman and CEO.

COMPENSATION COMMITTEE’S INDEPENDENT CONSULTANT AND COMPENSATION CONSULTANT’S ROLE

The Compensation Committee has sole authority to retain and terminate independent consultants, counsel, experts and other personnel the Committee deems necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such consultants and experts. Pursuant to the Compensation Committee’s Charter, the Compensation Committee may delegate to its chair or to one or more of its members the responsibility for performing routine functions. There are no other express provisions in the Charter delegating Compensation Committee authority to any other person.

The Compensation Committee engaged Mercer to provide information, analysis and advice regarding executive and director compensation. Mercer provided the following services for the Compensation Committee during fiscal 2017: (i) advice on 2017 executive officer bonus program structure, performance goals and targets, and bonus amounts; (ii) advice on 2017 executive officer equity grant award sizes and performance goals and targets; (iii) market data and recommendations on executive officer compensation; (iv) advice on equity retention policies and holding requirements after vesting; (v) advice on updating the Company’s peer group companies; and (vi) ongoing advice regarding the Company’s executive compensation practices to advise whether any such practices should be modified to improve effectiveness or to implement “best practices.”

The Compensation Committee has analyzed whether our compensation consultant, Mercer, is independent, and whether Mercer’s work as a compensation consultant has raised any conflicts of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors employed by Mercer with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that Mercer is independent, and the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflicts of interest.

Regulatory Considerations

Our incentive compensation programs have been designed and administered in a manner generally intended to preserve income tax deductions. The Compensation Committee considered the tax and accounting consequences of using various forms of

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Executive Compensation

compensation and retains the discretion to pay compensation that is not tax deductible or could have adverse accounting consequences for Greenbrier.

UMBRELLA PERFORMANCE-BASED PLAN FOR EXECUTIVE OFFICERS

The Company grants performance-based compensation to its executive officers, including its NEOs, subject to the terms of the Company’s Umbrella Performance-Based Plan for Executive Officers (the “Umbrella Plan”). The purpose of the Umbrella Plan is to enable the Company to grant performance based awards to executive officers of the Company that may qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Short-term cash incentive awards made under the Company’s annual bonus plan for executive officers, and performance-based restricted stock, restricted stock unit and other equity based awards made under the Company’s Stock Incentive Plan may be made under the Umbrella Plan.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) generally limits to $1 million per person the amount that the Company may deduct for compensation paid in any year to certain “covered employees” (generally the CEO and the three next most highly paid executives other than the Company’s Chief Financial Officer). Although the Company generally structures executive compensation arrangements with the goal of maximizing tax deductibility, we may pay compensation that is not deductible under Section 162(m) from time to time, based upon business needs.

Compensation Committee Report

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above section entitled “Compensation Discussion and Analysis” prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended August 31, 2017.

October 24, 2017

Thomas B. Fargo, Chairman

Duane C. McDougall

Graeme A. Jack

David L. Starling

Donald A. Washburn

40	2018 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of the NEOs for the fiscal year ended August 31, 2017. The Company did not grant any stock options to NEOs in 2015, 2016 or 2017 and does not maintain any defined benefit or actuarial pension plan, and its nonqualified deferred compensation plan does not pay or provide for preferential or above-market earnings. Accordingly, columns for these elements of compensation are not included in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock/RSU Awards(1) ($)	Non-equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
William A. Furman	2017	950,000	—	3,246,761	1,670,433	379,886	6,247,080
Chairman and Chief Executive Officer	2016	950,000	—	3,246,750	2,075,095	272,291	6,544,136
	2015	916,667	—	3,714,600	2,108,334	205,530	6,945,131
Lorie L. Tekorius	2017	430,003	—	699,311	517,060	114,530	1,760,904
Executive Vice President Chief Financial Officer	2016	343,338	—	666,000	466,545	114,027	1,589,910
Mark J. Rittenbaum	2017	476,000	—	761,626	655,024	218,700	2,111,350
Executive Vice President Commercial and Leasing	2016	476,000	—	832,500	776,031	197,382	2,281,913
	2015	455,667	—	1,176,290	729,067	187,989	2,549,013
Alejandro Centurion	2017	535,000	—	856,028	736,214	347,942	2,475,184
Executive Vice President and President of Global Manufacturing Operations	2016	535,000	—	832,500	948,440	353,326	2,669,266
	2015	501,667	—	1,114,380	823,988	293,478	2,733,513

Martin R. Baker	2017	390,000	—	601,022	417,417	152,115	1,560,554
Senior Vice President General Counsel and Chief Compliance Officer

(1)

Represents the aggregate grant date fair value of the shares or RSUs computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For purposes of valuation of restricted stock and RSU awards, we assume that no shares or RSUs will be forfeited and performance goals will be achieved at target levels. These amounts reflect the grant date fair value ($41.35 per share on the March 27, 2017 date of grant), and may not correspond to the actual value that will be recognized by the NEOs. One-half of each RSU award is time-vested and will vest in annual installments on the first, second and third anniversaries of the grant date, based on continued employment with the Company. One-half of each RSU award is performance-vested. For the performance-vested RSUs, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued upon vesting of RSUs. If the Company achieves its stretch performance goals as of the end of the performance period, each NEO will receive additional fully vested shares equal to the number of performance-vested RSUs awarded during fiscal year 2017. Such additional shares, if issued, will be valued as of the date of issuance. If, for purposes of this footnote, the maximum number of shares issuable under the performance-vested RSU awards, including such additional shares that may be received if stretch performance is achieved (valued as of the date of the original award because the share value as of the date of issuance after the end of the performance period is not known at this time), had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2017 would have included 2 times the value of the performance-vested RSUs shown in the table, or $4,870,120 for Mr. Furman, $1,048,967 for Ms. Tekorius, $1,142,418 for Mr. Rittenbaum, $1,284,042 for Mr. Centurion and $901,513 for Mr. Baker.

(2)	Represents short-term cash incentive bonuses earned by each NEO under the 2017 bonus plan for executive officers. See “Compensation Discussion and Analysis—Short-Term Incentives—Cash Bonuses.”
(3)

See “All Other Compensation Table for Fiscal 2017” below for detail on amounts included in this column, which include perquisites, the Company’s contributions to the Nonqualified Deferred Compensation Plan, Company match on executive contributions to the 401(k) plan, executive life insurance program benefits and various other compensation amounts.

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Executive Compensation

All Other Compensation Table for Fiscal 2017

Name	Perquisites and Personal Benefits ($)(1)	NQ Deferred Compensation Plan Contributions ($)(2)	401(k) Matching Contributions ($)(3)	Dividends ($)	Life Insurance ($)	Other ($)	Total ($)
William A. Furman	26,555	181,506	—	171,825	—	—	379,886
Lorie L. Tekorius	9,600	50,593	12,325	32,612	9,400	—	114,530
Mark J. Rittenbaum	13,200	133,808	10,600	45,942	15,150	—	218,700
Alejandro Centurion	39,510	215,299	10,600	46,183	36,350	—	347,942
Martin R. Baker	9,600	51,717	10,433	29,615	50,750	—	152,115

(1)

Includes payments made on behalf of: Mr. Furman of $1,345 for use of a Company car, $17,700 for financial, investment and tax advisors and $7,510 for club dues; Ms. Tekorius of $9,600 for car allowance; Mr. Rittenbaum of $13,200 for car allowance; Mr. Centurion of $25,855 for relocation costs, $13,200 for car allowance and $455 for club dues; and Mr. Baker of $9,600 for car allowance. On occasion during fiscal 2017, certain of the named executive officers were accompanied by a spouse or significant other on business trips using an aircraft chartered by the Company, but no amounts are included because there was no incremental cost to the Company. Employees of the Company, including our named executive officers, occasionally use company-owned properties for personal use. No amounts with respect to any such use are included because there was no incremental cost to the Company.

(2)

These amounts represent (i) the Company’s contributions for Messrs. Rittenbaum and Centurion under the target benefit component of the Company’s Nonqualified Deferred Compensation Plan made in January 2017 on behalf of the NEOs, with respect to the plan year ended December 31, 2016; and (ii) the Company’s contributions for Messrs. Furman and Baker and Ms. Tekorius to the non-qualified deferred compensation plan for executive officers who do not participate in the target benefit plan.

(3)	These amounts represent the Company’s matching contribution to each NEO’s 401(k) plan account.

Grants of Plan-Based Awards in Fiscal 2017

	Grant Date(1)	Possible Future Payouts Under Non-equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or RSUs(4) (#)	Grant Date Fair Value of Stock/RSU Awards ($)(5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William A. Furman	3-27-17	655,500	1,092,500	2,185,000	19,630	39,259	78,518	39,260	3,246,761
Lorie L. Tekorius	3-27-17	202,900	338,167	676,334	4,228	8,456	16,912	8,456	699,311
Mark J. Rittenbaum	3-27-17	257,040	428,400	856,800	4,605	9,209	18,418	9,210	761,626
Alejandro Centurion	3-27-17	288,900	481,500	963,000	5,176	10,351	20,702	10,351	856,028
Martin R. Baker	3-27-17	163,800	273,000	546,000	3,634	7,267	14,534	7,268	601,022

(1)	Dates in this column represent grant dates for equity incentive plan awards.
(2)

All amounts reported in these columns represent potential short-term incentive award payout amounts under the fiscal 2017 bonus plan for executive officers, if performance had been achieved at the threshold, target or stretch goal levels. Target amounts are set as a percentage of base salary; threshold amounts are equal to 60% of target amounts; and maximum amounts are equal to 200% of target amounts. Actual short-term incentive awards earned during fiscal 2017 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(3)	All amounts reported in these columns represent the portion of RSU awards that are performance-vested. See “Compensation Discussion and Analysis—Long-Term Incentive-Restricted Stock Unit Awards.”
(4)

Represents time-vested RSUs, which vest ratably over three years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change of Control.”

(5)

Represents the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-vested RSUs is based on the target under the award, estimated to be the probable outcome of the performance conditions as of the grant date, multiplied by the closing market price of the Company’s Common Stock on the grant date.

42	2018 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Material Terms of Employment Agreements and Other Arrangements

EMPLOYMENT AGREEMENTS

The Company has employment agreements with Messrs. Furman, Rittenbaum and Centurion. The employment agreements with these NEOs provide for certain payments and benefits in the event the executive’s employment is terminated by the Company without cause. The employment agreements also provide for payments and benefits in the event that the executive is terminated following a change of control of the Company. Details of the payments and benefits triggered by different termination events are discussed and disclosed in tabular format under the heading “Potential Post-Termination Payments,” following the Equity Compensation Plan Information table.

Restricted Stock Unit Awards

During fiscal 2017 the Company granted restricted stock unit awards of 78,519 RSUs to Mr. Furman; 16,912 RSUs to Ms. Tekorius; 18,419 RSUs to Mr. Rittenbaum; 20,702 RSUs to Mr. Centurion; and 14,535 RSUs to Mr. Baker. Each unit represents the right to receive one share of Company stock upon vesting of the unit. Half of the RSUs granted in each individual RSU award are subject to time-based vesting and half of the RSUs are subject to performance-based vesting, as described more fully in the Compensation Discussion and Analysis. Vesting of unvested RSUs will accelerate in the event of termination of the NEO’s employment under certain circumstances, as described below.

ACCELERATION OF RSUs SUBJECT TO TIME VESTING PROVISIONS.

All unvested RSUs subject to time vesting provisions (“time-based RSUs”) held by Messrs. Furman, Rittenbaum, Centurion and Baker and Ms. Tekorius will automatically vest upon death, disability or retirement pursuant to the terms of the RSU award agreements. In addition, all time-based RSUs held by Messrs. Furman, Rittenbaum and Centurion will immediately vest upon the Company’s termination of the executive other than for “cause” pursuant to such executives’ individual agreements. In the event of a termination of employment during the two-year period following a “change of control” of the Company (as defined in the executives’ respective employment agreements), all time-based RSUs held by Messrs. Furman, Rittenbaum and Centurion will vest if the termination is by the Company other than for “cause” or by the executive for “good reason” (as such terms are defined in the executives’ respective employment agreements).

ACCELERATION OF RSUs SUBJECT TO PERFORMANCE VESTING PROVISIONS.

All unvested RSUs subject to performance vesting provisions (“performance-based RSUs”) held by Messrs. Furman, Rittenbaum, Centurion and Baker and Ms. Tekorius will automatically vest upon death or disability at target levels of performance pursuant to the terms of the RSU award agreements. In the event that any of Messrs. Furman, Rittenbaum, Centurion, Baker, or Ms. Tekorius retires prior to the end of the 30-month performance period, the performance-based RSUs held by such executive will continue to vest based on performance during the entire measurement period, and the retired executive will receive a pro-rated number of shares equal to the number of vested RSUs multiplied by a fraction, the numerator of which is the number of months during the performance period that the executive remained in service with the Company and the denominator of which is 30. Under the terms of the employment agreements with Messrs. Furman, Rittenbaum and Centurion, upon termination of the executive’s employment by the Company without cause or termination by the executive for good reason, all performance-based RSUs will continue to vest based on performance during the applicable performance period and the executive will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period. In the event of a change of control prior to the end of the performance period, all performance-based RSUs will automatically convert into time-based RSUs, and will vest in equal monthly installments over the 30-month performance period. The Compensation Committee will determine the level of performance against performance goals through the date of the change of control, and if such performance exceeds the target level, the recipient will be entitled to receive additional shares, based on the level of performance in excess of target, which shares will be time-vested and will vest in full at the end of the measurement period, provided the recipient remains employed by the Company. In the event that the executive’s employment is terminated without cause or for good reason within two years following the change of control, vesting of the converted time-based shares would accelerate, pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable.

THE GREENBRIER COMPANIES	2018 Proxy Statement	43

Executive Compensation

Outstanding Equity Awards at August 31, 2017

	Stock Awards
Name	Number of Shares of Stock or RSUs that Have Not Vested (#)		Market Value of Shares of Stock or RSUs that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, RSUs or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, RSUs or Other Rights that Have Not Vested ($)
William A. Furman	10,000	(1)	429,000	65,755	(2)	2,820,890
	39,000	(3)	1,673,100	39,259	(4)	1,684,211
	39,260	(5)	1,684,254
Lorie L. Tekorius	1,416	(1)	60,746	13,488	(2)	578,635
	8,000	(3)	343,200	8,456	(4)	362,762
	8,456	(5)	362,762
Mark J. Rittenbaum	3,166	(1)	135,821	16,860	(2)	723,294
	10,000	(3)	429,000	9,209	(4)	395,066
	9,210	(5)	395,109
Alejandro Centurion	3,000	(1)	128,700	16,860	(2)	723,294
	10,000	(3)	429,000	10,351	(4)	444,058
	10,351	(5)	444,058
Martin R. Baker	1,833	(1)	78,636	10,679	(2)	229,065
	6,333	(3)	271,686	7,267	(4)	155,877
	7,268	(5)	311,797

(1)

Time-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion and Baker and Ms. Tekorius granted on May 22, 2015 and vest over a period of three years in annual increments of 33 1⁄3 percent of each award beginning one year from grant date.

(2)

Performance-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion and Baker and Ms. Tekorius granted on March 30, 2016 and subject to vesting contingent on the achievement of performance targets as of August 31, 2018. The number of shares and payout value for these awards are calculated based on achieving between target and stretch performance goals for Adjusted EBITDA, which would result in 161.8% of the Adjusted EBITDA performance-based shares vesting and between threshold and target for ROE which would result in 63.0% of the ROE performance-based shares vesting.

(3)

Time-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion and Baker and Ms. Tekorius granted on March 30, 2016 and vest over a period of three years in annual increments of 33 1⁄3 percent of each award beginning one year from grant date.

(4)

Performance-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion and Baker and Ms. Tekorius granted on March 27, 2017 and subject to vesting contingent on the achievement of performance targets as of August 31, 2019. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(5)

Time-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion and Baker and Ms. Tekorius granted on March 27, 2017 and vest over a period of three years in annual increments of 33 1⁄3 percent of each award beginning one year from grant date.

Stock Vested During Fiscal 2017

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting of Shares During the Year Ended August 31, 2017 ($)
William A. Furman	87,642	4,230,037
Lorie L. Tekorius	13,472	644,835
Mark J. Rittenbaum	26,444	1,283,020
Alejandro Centurion	25,291	1,225,792
Martin R. Baker	15,629	756,581

44	2018 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William A. Furman	—	181,506	64,377	—	629,442
Lorie L. Tekorius	—	50,593	12,326	—	146,745
Mark J. Rittenbaum	310,412	133,808	92,306	—	1,447,145
Alejandro Centurion	—	215,299	164,122	—	1,321,234
Martin R. Baker	—	51,717	21,231	—	179,826

(1)	All contribution amounts shown in this column are reported as fiscal 2017 compensation in the Summary Compensation Table, under the “All Other Compensation.”
(2)

The Nonqualified Deferred Compensation Plan does not pay above-market or preferential earnings, therefore no earnings reported in this column are reported as fiscal 2017 compensation in the Summary Compensation Table.

Equity Compensation Plan Information

The following table provides certain information as of August 31, 2017 with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	492,886	(1)	N/A	233,271(2)
Equity compensation plans not approved by security holders	None		N/A	None

(1)	For performance-based awards, represents number of shares issuable at target levels of performance.
(2)	Represents shares available for grant under the Stock Incentive Plan, in addition to 492,886 shares issuable upon exercise of outstanding RSUs.

Potential Post-Termination Payments

Benefits Triggered upon Termination Following a Change of Control

Amended and restated employment agreements entered into effective August 28, 2012 with Messrs. Furman, Rittenbaum and Centurion provide for certain benefits to these officers if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a “change of control” of the Company. Ms. Tekorius and Mr. Baker have change of control agreements that provide for similar benefits upon their termination of employment under these scenarios.

In the above-described agreements, the definition of “change of control” generally is defined to include the acquisition by any individual, entity or group of 30% or more of our stock, consummation of a merger or consolidation that results in 50% or more of our stock being owned by persons who were not stockholders prior to the transaction, a sale of substantially all of our assets, the dissolution or liquidation of the Company, or replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

“Cause” is defined to include the conviction of or a plea of guilty or no contest to a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the executive’s ability to perform substantially the executive’s duties for the Company. “Good reason” generally is defined to include a change in title, position or responsibilities that does not represent a promotion, a decrease in base salary exceeding 5%, a decrease in annual bonus opportunity exceeding 20%, and a home office relocation of over 30 miles.

THE GREENBRIER COMPANIES	2018 Proxy Statement	45

Executive Compensation

The following table shows the estimated change of control benefits that would have been payable to the NEOs if a change of control (as defined in the applicable agreement) had occurred on August 31, 2017 and, except as noted, each officer’s employment had been terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4) ($)	Other(5) ($)	Total ($)	280G Capped Amount(6) ($)
William A. Furman	8,468,292	18,748	7,980,215	—	26,400	16,493,655	14,728,776
Lorie L. Tekorius	1,382,704	20,997	1,644,271	—	—	3,047,972	2,723,222
Mark J. Rittenbaum	2,978,819	24,677	1,998,497	802,187	26,400	5,830,579	5,253,932
Alejandro Centurion	3,443,318	51,705	2,089,316	1,071,895	26,400	6,682,633	5,441,826
Martin R. Baker	1,267,022	62,347	1,381,423	—	—	2,710,791	3,531,619

(1)

Cash Severance Benefit. The employment agreement with Mr. Furman provides for a payment equal to three times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Furman. The employment agreements with Messrs. Rittenbaum and Centurion provide for a payment equal to two and one half times the sum of their current base salary plus the average of the two most recent annual bonuses received by the executive. The change of control agreements with Ms. Tekorius and Mr. Baker provide for a payment equal to one and one half times the sum of their current base salary plus the average of the two most recent annual bonuses received by the executive. All payments are to be made in a single lump sum within 30 days after the date of termination, unless a delay in payment is required in order to comply with the requirements of section 409A of the Internal Revenue Code.

(2)

Insurance Continuation. If cash severance benefits are triggered, the employment agreements with Messrs. Furman, Rittenbaum and Centurion also provide that we will pay the cost of life, accident and health insurance benefits paid for by us at the time of termination for up to 24 months following the termination of employment. Under the terms of his employment agreement, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman and his spouse until Mr. Furman reaches age 75. The change of control agreements with Ms. Tekorius and Mr. Baker provide that we will pay the cost of all health and welfare benefits paid for by us at the time of termination for up to 18 months following the termination of employment. The amounts in the table above represent 12 months of life and health insurance premium payments at the rates paid by us for each of these executives as of August 31, 2017.

(3)

Restricted Stock/RSU Acceleration. Under their employment agreements, in the event of the Company’s termination of the executive other than for “cause” or the executive’s termination of his employment for “good reason” during the two-year period following the change of control of the Company, all unvested shares and RSUs held by Messrs. Furman, Rittenbaum and Centurion will vest, with performance-based shares and RSUs vesting at the target performance level. Under Ms. Tekorius’ and Mr. Baker’s change of control agreements, restricted stock and RSU awards will vest upon the Company’s termination of such executive’s employment during the change of control period other than for “cause” or disability or upon the executive’s termination of employment during the change of control period for “good reason”, with performance-based shares and RSUs vesting at the target level. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $42.90 per share, which was the closing price of our Common Stock on August 31, 2017. The expense that the Company would record would differ from the amount above under FASB ASC Topic 718 because the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

Supplemental Retirement Benefits. The Company provides supplemental retirement benefits under the terms of the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of the program, in the event that employment of a participant in the target benefit program is terminated within twenty-four months following a change of control of the Company by the Company other than for “cause” or by the executive for “good reason”, the Company is obligated to contribute to the program on behalf of each such terminated participant an amount equal to the discounted present value of the contributions that would have been required had the participant remained employed until age 65. The amount shown in the table above is the amount that would be required to be contributed to the program on behalf of each participating NEO, assuming that the executive terminated employment as of August 31, 2017 following a change of control. Such amounts are based on the discounted present value of the average amount of contributions made on behalf of each executive during the most recent three year period.

(5)

Other. Pursuant to their employment agreements, the Company will provide Messrs. Furman, Rittenbaum and Centurion with continuation of the Company’s customary automobile benefit at the Company’s expense, for a period of two years following termination of employment. For each of them, the amount above represents the cost of the post-termination automobile benefit for two years, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

(6)

280G Capped Amount. Under all of the change of control provisions described above, the amount of change of control benefits each officer will receive is capped at an amount that will prevent any payments being non-deductible under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or subject to excise tax under Code section 4999. The amounts shown in this column are the capped amounts, which are equal to one dollar less than the product of three-times the amount of the officers “base amount,” which, as calculated under Code section 280G, is equal to the average of the officer’s W-2 wages over the five-year period preceding the change of control event (or such shorter period as the officer has been employed by the Company).

46	2018 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table shows the estimated benefits that would have been paid to each of Messrs. Furman, Rittenbaum and Centurion if the officer’s employment had been terminated on August 31, 2017, either by us other than for “cause” or by the officer with “good reason,” pursuant to the terms of such officer’s individual agreement with the Company. Ms. Tekorius and Mr. Baker do not have employment agreements with the Company.

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4) ($)	Other(5) ($)	Total ($)
William A. Furman	5,645,528	18,748	8,291,455	—	39,600	13,995,331
Lorie L. Tekorius	N/A	N/A	N/A	N/A	N/A	N/A
Mark J. Rittenbaum	2,383,055	24,677	2,078,291	267,616	26,400	4,780,039
Alejandro Centurion	2,754,654	51,705	2,169,110	430,598	26,400	5,432,467
Martin R. Baker	N/A	N/A	N/A	N/A	N/A	N/A

(1)

Cash Severance Benefit. Employment agreements with each of Messrs. Furman, Rittenbaum and Centurion, provide for lump sum cash severance payments equal to two times the sum of base salary plus the average bonus amount. Messrs. Furman, Rittenbaum and Centurion also are entitled to receive a pro-rated bonus for the year of termination, based on the greater of the average bonus amount or the executive’s target bonus amount, and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2017, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the executive signs a release of claims against the Company, subject to the potential application of the six-month delay requirement applicable to “specified employees” under IRC §409A.

(2)

Insurance Continuation. Employment agreements with Messrs. Furman, Centurion and Rittenbaum provide for continuation of life, accident and health insurance benefits paid by us for up to 24 months following the termination of employment by the Company other than for “cause” or by the executive for “good reason,” except to the extent similar benefits are provided by a subsequent employer. In addition, under the terms of his employment agreement, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman and his spouse until Mr. Furman reaches age 75. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2017.

(3)

Restricted Stock/RSU Acceleration. Under the terms of employment agreements with each of Messrs. Furman, Rittenbaum and Centurion, in the event of termination of the executive’s employment by the Company without “cause” or the executive’s termination of his employment for “good reason,” all unvested time-based shares and RSUs will vest; all performance-based restricted stock awards will vest at the target performance level, and all performance-based RSUs will continue to vest based on performance during the applicable performance period and the executive will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period. Information regarding unvested restricted stock and RSUs held by the NEOs is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $42.90 per share, which was the closing price of our Common Stock on August 31, 2017, and, with respect to performance-based RSUs held by each of Messrs. Furman, Rittenbaum and Centurion, vesting at currently forecasted levels as of the vesting date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

Supplemental Retirement Benefit. The Company provides supplemental retirement benefits under the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of their employment agreements Messrs. Rittenbaum and Centurion will continue to be treated as participants in the supplemental retirement plan for two years following termination of employment. The amount shown in the table above for Messrs. Rittenbaum and Centurion is the estimated amount of two years’ additional contributions under the target benefit program for each participating executive, assuming that the executive’s employment was involuntarily terminated as of August 31, 2017.

(5)

Other. Pursuant to their employment agreements, the Company will provide Messrs. Rittenbaum and Centurion with continued participation in the Company auto program, at the Company’s expense, for a period of two years following termination of employment. Pursuant to his employment agreement, Mr. Furman will continue to receive the Company’s customary automobile benefit for three years following termination of employment. The amount above represents the current annual cost of the employees’ participation in the Company’s automobile program for the applicable period, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

The Company’s obligation to pay severance benefits is, in all cases, contingent upon the officer executing a release of claims in favor of the Company. The Company’s obligation to pay severance benefits to each of Messrs. Rittenbaum and Centurion is contingent upon the officer’s compliance with the terms of a covenant not to compete in favor of the Company for one year following termination of employment.

THE GREENBRIER COMPANIES	2018 Proxy Statement	47

Executive Compensation

Benefits Triggered on Retirement

The following table shows estimated benefits that would have been payable by the Company to the NEOs if each officer’s employment terminated on August 31, 2017 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan.

Name	Annual Insurance Continuation(1) ($)	Restricted Stock/RSU Acceleration(2) ($)	Annual Retirement Benefit(3) ($)	Total ($)
William A. Furman	18,748	5,815,730	N/A	5,834,478
Lorie L. Tekorius	N/A	N/A	N/A	N/A
Mark J. Rittenbaum	N/A	N/A	N/A	N/A
Alejandro Centurion	N/A	N/A	N/A	N/A
Martin R. Baker	N/A	N/A	N/A	N/A

(1)

Insurance Continuation. Under the terms of his employment agreement, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman and his spouse until Mr. Furman reaches age 75. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2017.

(2)

Restricted Stock/RSU Acceleration. Under the terms of the Company’s standard forms of agreements for restricted shares and RSUs, all unvested time-based shares and RSUs become fully vested upon retirement. Performance-based RSUs will continue to vest based upon performance during the measurement period, and the recipient will be entitled to receive a prorated number of shares, at the end of the measurement period. Retirement age is 65 for purposes of restricted stock and RSU vesting on retirement, except as otherwise determined at the discretion of the CEO. Only Mr. Furman is eligible to retire. The amounts in the table above represent the number of unvested time-based shares and RSUs, multiplied by a stock price of $42.90 per share, which was the closing price of our Common Stock on August 31, 2017, plus the value of the pro rata portion of performance-based shares and RSUs that would have accelerated if the executive had retired on August 31, 2017, assuming that performance goals had been met at currently forecasted levels as of the vesting date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

Benefits Triggered on Disability or Death

The following table shows estimated benefits that would have been payable by the Company to the NEOs if each officer’s employment terminated on August 31, 2017 by reason of death or disability.

Name	Estimated Cash Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Annual Retirement Benefit ($)	Total ($)
William A. Furman	1,872,764	18,748	7,980,215	N/A	9,871,727
Lorie L. Tekorius	N/A	N/A	1,644,271	N/A	1,644,271
Mark J. Rittenbaum	N/A	N/A	1,998,497	N/A	1,998,497
Alejandro Centurion	N/A	N/A	2,089,316	N/A	2,089,316
Martin R. Baker	N/A	N/A	1,381,423	N/A	1,381,423

(1)

Cash Benefit. Under the terms of his employment agreement, in the event of termination due to death or disability, Mr. Furman (or his estate) is entitled to receive an amount equal to the prorated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since it is assumed that the triggering event occurs on August 31, 2017, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be the amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)

Insurance Continuation. Under the terms of his employment agreement, in the event Mr. Furman’s employment terminates for any reason, including death or disability, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman (in the case of disability) and his spouse until Mr. Furman reaches age 75 (or would have reached age 75, in the case of his death). The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2017.

(3)

Restricted Stock/RSU Acceleration. Under the terms of the Company’s standard forms of agreements, all unvested shares of restricted stock and RSUs become fully vested upon termination due to death or disability, with performance-based shares and RSUs vesting at the target level. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs (with performance shares and RSUs at target level) multiplied by a stock price of $42.90 per share, which was the closing price of our Common Stock on August 31, 2017. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant rather than as of the vesting date.

48	2018 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Compensation of Directors

Members of the Board of Directors who are our employees are not separately compensated for serving on the Board of Directors. For fiscal 2017, each director who is not our employee received a $75,000 annual cash retainer fee. The Audit Committee chairman received an additional annual cash retainer of $20,000, and each other committee chairman received an additional annual cash retainer of $15,000. The Lead Director, which position is held by Duane McDougall, received an additional annual cash retainer of $70,000. Members of the Audit, Compensation and Nominating and Governance Committees each also received an additional annual cash retainer of $5,000. Subsequent to the end of fiscal 2017, Mercer reviewed the Company’s compensation for non-employee directors and recommended increases in the cash and equity components of director compensation. The annual cash retainer for directors who are not our employees was increased from $75,000 to $80,000. The additional annual cash retainer paid to Audit Committee members was increased from $5,000 to $10,000 and the additional annual cash retainers paid to members of the Compensation and Nominating and Corporate Governance Committees were increased from $5,000 to $7,500. All annual retainer fees are paid quarterly.

Under the terms of the Company’s 2014 Amended and Restated Stock Incentive Plan, for fiscal 2017, our non-employee directors received annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $125,000 (rounded up to the nearest whole share) made immediately after the close of each annual shareholder meeting, with such shares vesting on the date of the next annual shareholder meeting or one year anniversary of the date of grant, whichever occurs first. Subsequent to the end of fiscal 2017, the value of annual grants to our non-employee directors was increased from $125,000 to $145,000, subject to shareholder approval.

The Company has stock ownership guidelines for its directors, under which all directors of the Company are expected to acquire and retain holdings of Company stock. Directors are encouraged to hold shares with a value equal to five times the annual retainer fee. Four of our eight non-employee directors have satisfied the director share ownership expectation, Thomas Fargo and Kelly Williams have until 2020 to meet the holding expectation, and our two most recently appointed non-employee directors, Wanda Felton and David Starling, have until 2022 to meet the holding expectation.

The following table summarizes the compensation of the members of the Board of Directors who are not employees of the Company for the fiscal year ended August 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
Thomas B. Fargo	85,000	125,029		—	2,797		212,826
Wanda F. Felton	14,167	-0-		—	—		14,167
Graeme A. Jack	110,000	125,029		—	2,797		237,826
Duane C. McDougall	175,000	125,029		—	2,797		302,826
David L. Starling	14,167	-0-		—	—		14,167
Charles J. Swindells	80,000	125,029		—	122,797	(3)	327,826
Wendy L. Teramoto	56,250	-0-	(2)	—	1,466		57,716
Donald A. Washburn	105,000	125,029		—	2,797		232,826
Kelly M. Williams	85,000	125,029		—	2,797		212,826

(1)

Amounts shown in this column are calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Such amounts may not correspond to the actual value that will be realized by them if and when the restricted stock awards vest. The aggregate number of shares received as stock awards outstanding as of August 31, 2017 for each of the directors receiving stock awards is 3,026 shares.

(2)

Ms. Teramoto resigned from the Board in March 2017. As a result of her resignation from the Board, Ms. Teramoto forfeited the director restricted stock award granted following the Company’s 2017 annual meeting that otherwise would have vested in January 2018.

(3)

Pursuant to a consulting agreement with the Company entered into in January 2016, Mr. Swindells received $120,000 in consulting fees from the Company during fiscal 2017. The amount reported in the table also includes dividends on shares of restricted stock paid by the Company during fiscal 2017.

(4)	Except with respect to Mr. Swindells as reported in footnote 3, amounts in this column represent payment of dividends from the Company on shares of restricted stock during fiscal 2017.

THE GREENBRIER COMPANIES	2018 Proxy Statement	49

Executive Compensation

In the event a non-employee director ceases to be a director due to death, disability or retirement, or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under the 2014 Amended and Restated Stock Incentive Plan.

Risks Arising From the Company’s Compensation Policies and Practices

The Company’s Compensation Committee oversees compensation policies and practices to ensure that they do not promote undue risk-taking. In 2017, the Compensation Committee evaluated the current risk profile of the Company’s executive and broad-based compensation policies and practices. In its evaluation, the Compensation Committee reviewed the executive compensation structure, including the structure of its short-term incentive plan, pursuant to which bonuses may be earned if pre-established financial performance metrics and individual performance goals are achieved, and the performance metrics based on profitability and growth for vesting of restricted stock unit awards made under the Company’s long-term incentive plan. The Compensation Committee noted numerous ways in which risk is effectively managed or mitigated, including the balance between short-term and long-term incentives and use of multiple performance measures. Based on the results of its evaluation, the Compensation Committee concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

50	2018 Proxy Statement	THE GREENBRIER COMPANIES

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each of our directors or nominees for director, by each of our Named Executive Officers, by all of our current directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. We believe the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon our knowledge, and is as of November 6, 2017, unless otherwise indicated in the footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of(2) Class
William A. Furman	339,545		1.18%
One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035
Thomas B. Fargo	6,979		(3)
Wanda F. Felton	—		—
Graeme A. Jack	42,464		(3)
Duane C. McDougall	42,202		(3)
David L. Starling	600		(3)
Charles J. Swindells	27,026		(3)
Donald A. Washburn	35,775		(3)
Kelly M. Williams	6,979		(3)
Alejandro Centurion	18,523		(3)
Mark J. Rittenbaum	73,336		(3)
Lorie L. Tekorius	26,573		(3)
Martin R. Baker	11,030		(3)
All directors and executive officers as a group (16 persons)(4)	705,482		2.46%
BlackRock, Inc.	3,424,469	(5)	11.93%
55 East 52nd Street New York, NY 10055
The Vanguard Group	4,856,976	(6)	16.92%
100 Vanguard Blvd. Malvern, PA 19355
Dimensional Fund Advisors LP	1,938,474	(7)	6.75%
Building One 6300 Bee Cave Road Austin, TX 78746

THE GREENBRIER COMPANIES	2018 Proxy Statement	51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)

More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(2)

Calculated based on number of outstanding shares as of November 6, 2017, which is 28,700,612 plus the total number of shares of which the reporting persons have the right to acquire beneficial ownership within 60 days following November 6, 2017.

(3)	Less than one percent.
(4)	A portion of these shares for certain of the individuals is subject to certain vesting requirements.
(5)

As reported in Amendment No. 1 to Schedule 13G dated December 31, 2016 and filed with the SEC on January 12, 2017. BlackRock has sole voting power over 3,340,264 shares reported and sole dispositive power over all 3,424,469 shares reported. BlackRock does not have shared voting power or shared dispositive power over any of the shares reported.

(6)

As reported in Amendment No. 5 to Schedule 13G dated December 31, 2016 and filed with the SEC on February 13, 2017. The Vanguard Group has sole voting power with respect to 32,710 shares reported and sole dispositive power with respect to 4,821,702 shares reported. The Vanguard Group has shared power to vote or direct to vote 4,124 shares reported and shared dispositive power with respect to 35,274 shares reported.

(7)

As reported in Amendment No. 7 to Schedule 13G dated December 31, 2016 and filed with the SEC on February 9, 2017. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 1,882,153 shares reported and sole dispositive power with respect to all 1,938,474 reported. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Amendment No. 7 to Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any affiliate of the reporting person is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

52	2018 Proxy Statement	THE GREENBRIER COMPANIES

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s securities with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required, to our knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal year 2017 were complied with.

THE GREENBRIER COMPANIES	2018 Proxy Statement	53

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON COMPENSATION OF NAMED

EXECUTIVE OFFICERS

The Dodd-Frank Act provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the SEC’s compensation disclosure rules. By voting with respect to this Proposal 4, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation annually, every two years, or every three years. Shareholders also may, if they wish, abstain from voting on this Proposal 4.

Our Board of Directors has determined that an annual advisory vote on the compensation of our named executive officers will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company or our Board of Directors. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors. Abstentions and broker non-votes of uninstructed shares will not be counted as votes.

The Board of Directors recommends that you vote FOR approval of holding the advisory vote on the compensation of our named executive officers on an annual basis, and unless otherwise directed in the accompanying proxy, the persons named therein will vote to hold such votes annually.

54	2018 Proxy Statement	THE GREENBRIER COMPANIES

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF AUDITORS

For the years ended August 31, 2017 and 2016 KPMG LLP (“KPMG”) performed professional services for the Company.

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG to audit the consolidated financial statements of the Company for the year ending August 31, 2018. Shareholder ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Board of Directors, however, is submitting the selection of KPMG to the shareholders for ratification. In the event the shareholders do not ratify the appointment of KPMG, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Fees Paid to KPMG

The Audit Committee pre-approved 100% of the audit services, audit-related services, tax services and other services provided by KPMG in fiscal 2017 and 2016.

Audit, audit-related and tax fees paid to KPMG for the years ended August 31, 2017 and 2016 aggregated $3,960,404 and $3,949,630 and were composed of the following:

	2017	2016
Audit Fees	$3,007,382	$2,613,140
Audit-Related Fees	248,753	377,508
Total Audit and Audit-Related Fees	3,256,135	2,990,648
Tax Fees	704,269	958,982
All Other Fees	—	—
Total Audit, Audit-Related and Tax Fees	$3,960,404	$3,949,630

Audit Fees. This category consists of fees billed for the audit of the Company’s annual financial statements for the fiscal years ended August 31, 2017 and 2016 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review.

Audit-Related Fees. This category consists of fees billed for SSAE 16 audits and due diligence for the years ended August 31, 2017 and 2016.

Tax Fees. This category consists of fees billed for tax return preparation and for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

The Audit Committee has adopted a policy, as amended, for the pre-approval of services provided by the independent auditors. A copy of the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor is attached as Appendix B. The Audit Committee has considered whether the provision by KPMG of non-audit services is compatible with maintaining KPMG’s independence.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2018. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2018.

THE GREENBRIER COMPANIES	2018 Proxy Statement	55

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2018 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must have been received not later than July 17, 2017 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Shareholders may bring business before an annual meeting only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2019 Annual Meeting by a shareholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on July 19, 2018. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the business and reasons for conducting such business at the annual meeting; (b) the shareholder’s name and address as they appear on the Company’s books; (c) the class and number of shares beneficially owned by the shareholder; (d) any material interest of the shareholder in such business and a description of all arrangements and understandings between such shareholder and any other person (including their names) in connection with the proposal of such business; and (e) a representation that the shareholder intends to appear in person at the annual meeting and bring such business before the meeting. The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

Shareholders may nominate a candidate for election as a director only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For a candidate to be nominated by a shareholder as a director for the 2019 Annual Meeting, notice of such prospective candidate nomination must be received by the Secretary of the Company in writing on or before the close of business on July 19, 2018. To be in proper written form, a shareholder’s notice to the Secretary for an annual meeting of shareholders must (i) set forth as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee or in which such nominee has an economic interest through derivative instruments, and (D) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) set forth as to the shareholder giving the notice (A) the name and record address of such shareholder, (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder or in which such shareholder has an economic interest through derivative instruments, (C) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such shareholder, (D) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in the notice, and (E) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a signed written consent of each proposed nominee being named as a nominee and to serve as a director if elected.

To be eligible for inclusion in the Company’s proxy materials for the 2019 Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must be received not later than July 19, 2018 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

A copy of the Company’s 2017 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at http://www.gbrx.com.

By Order of the Board of Directors,
/s/ Sherrill A. Corbett
Sherrill A. Corbett
Secretary

November 14, 2017

56	2018 Proxy Statement	THE GREENBRIER COMPANIES

APPENDIX A

2017 AMENDED AND RESTATED STOCK INCENTIVE PLAN

Article 1. Purpose.

The purpose of the Plan is to promote the long-term success of the Company and its Affiliates and the creation of shareholder value by (a) encouraging Employees, Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Directors and Consultants with exceptional qualifications and (c) linking Employees, Directors and Consultants directly to shareholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute incentive stock options or nonstatutory stock options), Restricted Shares, Stock Units or SARs.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Oregon (except their choice-of-law provisions).

Article 2. Administration.

2.1. Committee Composition. The Committee shall administer the Plan. The Committee shall consist exclusively of two or more Directors of the Company, who shall be appointed by the Board. In addition, unless otherwise determined by the Board, at all times that the Company is subject to Section 16 of the Exchange Act, the composition of the Committee shall satisfy:

(a)

Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act;

(b)

Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code (or its successor); and

(c)	Such requirements as the New York Stock Exchange may establish for independent directors under NYSE Rule 303A.02 (or its successor).

2.2. Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine: (a) which Employees, Directors and Consultants shall receive Awards, (b) the time or times when Awards shall be granted, (c) the type or types of Awards to be granted, and (d) the number of Common Shares which may be issued under each Award. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contribution to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. The Committee shall also have such additional powers as are delegated to it by the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as ISOs, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Section 2.2 shall be conclusive.

Article 3. Shares Available for Grants.

3.1. Basic Limitations. Common Shares issued pursuant to the Plan may be authorized but unissued shares. The maximum aggregate number of Common Shares reserved and available for issuance pursuant to Awards under the Plan is 5,425,000, subject to adjustment pursuant to Section 11.1. The aggregate number of Common Shares with respect to which Options or SARs may be granted to any individual Participant during any calendar year shall not exceed 30,000.

3.2. Additional Shares. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If Stock Units are forfeited or terminate for any other reason before being settled, then the corresponding Common Shares shall again become available for Awards under the Plan. If Restricted Shares are forfeited, the corresponding Common Shares shall again become available for Awards under the Plan. The foregoing notwithstanding, the aggregate number of Common Shares that may be issued under the Plan upon exercise of ISOs shall not be increased when Restricted Shares or Stock Units are forfeited or terminate. If Options or SARs, or Restricted Shares or Common Shares issued upon the exercise of Options or SARs, are forfeited the number of underlying or corresponding Common Shares forfeited shall not again become available for Awards under the Plan and shall reduce the number of Common Shares available under Section 3.1.

3.3. Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Restricted Shares, Stock Units, Options or SARs available for

THE GREENBRIER COMPANIES	2018 Proxy Statement	A-1

Appendix A - 2017 Amended and Restated Stock Incentive Plan

Awards, whether or not such dividend equivalents are converted into Stock Units; provided, however, that subject to Article 11, dividend equivalents that have been converted into Stock Units may not be paid in the form of Common Shares to the extent such payment would exceed the limitations set forth in Section 3.1.

Article 4. Eligibility.

4.1. Incentive Stock Options. Only Employees shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

4.2. Other Grants. Only Employees, Directors and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs. Only Eligible Directors shall be eligible for automatic awards of Director Restricted Shares under Article 6.

Article 5. Options.

5.1. Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or a NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2. Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Section 11.1.

5.3. Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant.

5.4. Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable and shall provide for a vesting period of at least one year. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. Subject to the limitations on accelerated exercisability and vesting upon a Change in Control that are set forth in Article 12, a Stock Option Agreement may provide for accelerated exercisability and vesting in the event of the Optionee’s death,

Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Unless the Stock Option Agreement evidencing an Option provides otherwise, the following provisions shall apply in the event of the Optionee’s termination of Service as an Employee, Director or Consultant:

(a)

In the event an Optionee’s Service terminates for any reason other than because of retirement, Disability or death, any Option held by the Optionee may be exercised at any time prior to the expiration date of the Option, or the expiration of three months after the date of such termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(b)

In the event an Optionee’s Service terminates for any reason other than because of Disability or death and the Optionee has obtained age 62 or older as of the date of such termination, any Option held by the Optionee may be exercised at any time prior to the original expiration date of the Option, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(c)

In the event an Optionee’s Service terminates because of Disability, any Option held by the Optionee may be exercised at any time prior to the expiration date of the Option or the expiration of one year after the date of such termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(d)

In the event of the death of an Optionee while providing Service to the Company or any Affiliate, such Option shall become immediately exercisable in its entirety and may be exercised at any time prior to the expiration date of the Option, but only by the person or persons to whom such Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution of the Optionee’s state or country of domicile at the time of death.

(e)

The Committee, at the time of grant or at any time thereafter, may extend the post-termination expiration periods otherwise applicable to options any length of time not later than the original expiration date of the Option, and may increase the portion of the Option that is exercisable and vested, subject to such terms and conditions as the Committee may determine.

(f)	To the extent that the Option of any deceased Optionee, or of any Optionee whose Service terminates, is not exercised

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within the applicable period, all further rights to purchase Common Shares pursuant to such Option shall cease and terminate.

5.5. Limitation on ISOs. To the extent that an aggregate Fair Market Value of Common Shares with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year under the Plan and any other plan of the Company or its Affiliates shall exceed $100,000, such Option shall be treated as a NSO. Such Fair Market Value shall be determined as of the date on which such ISO was granted.

5.6. Prohibition on Cash-Out of Underwater Options. Notwithstanding any other provision of the Plan to the contrary, the Company shall not make any cash payment to the holder of an Option that has an exercise price that is higher than the current Fair Market Value of the underlying Shares, in exchange for cancellation or termination of the Option.

Article 6. Eligible Director Restricted Shares.

6.1. Automatic Awards. Immediately after the close of each annual shareholder meeting, the Committee shall automatically grant to each person then serving as an Eligible Director, including any such person who is elected at such meeting, a Director Restricted Share award of such number of Common Shares as have an aggregate dollar value, determined pursuant to this Section 6.1, of $145,000, rounded up to the nearest whole Share. For purposes of calculating the number of Shares under each Director Restricted Share award, the per-share value shall equal the average of the most recent 30 days’ closing market prices of the Company’s common stock as of the date of grant, including the date of grant.

6.2. Vesting of Director Restricted Shares. Each Director Restricted Share award shall vest on the earlier of the first anniversary of the date of grant, or the date of the next annual shareholder meeting if the Eligible Director is not re-elected to serve an additional term as a Director. If an Eligible Director ceases to be a Director due to death or Disability, any unvested Director Restricted Shares shall immediately become fully vested. If an Eligible Director ceases to be a Director by reason of removal or resignation as a member of the Board, any unvested Director Restricted Shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under this Plan.

6.3. General Rules. Director Restricted Share awards shall be governed by the provisions of Article 9 to the extent such provisions are not inconsistent with this Article 6. Each Director Restricted Shares award shall be evidenced by a Director Restricted Share Agreement.

Article 7. Payment for Option Shares.

7.1. General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except as follows:

(a)

In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 7.

(b)	In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 7.

7.2. Surrender of Stock. To the extent that this Section 7.2 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee, which have been held and fully paid for by the Optionee for at least six months prior to the date of such exercise. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Common Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

7.3. Exercise/Sale. To the extent that this Section 7.3 is applicable and to the extent permitted by applicable laws, regulations and rules, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

Article 8. Stock Appreciation Rights.

8.1. SAR Agreement. Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

8.2. Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11.1.

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8.3. Exercise Price. Each SAR Agreement shall specify the Exercise Price. An SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

8.4. Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable and shall provide for a vesting period of at least one year. The SAR Agreement shall also specify the term of the SAR; provided that the term of a SAR shall in no event exceed 10 years from the date of grant. Subject to the limitations on accelerated exercisability and vesting upon a Change in Control that are set forth in Article 12, a SAR Agreement may provide for accelerated exercisability and vesting in the event of the Optionee’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter.

8.5. Exercise of SARs. Upon exercise of an SAR, the Optionee (or the person or persons to whom the Optionee’s rights under the SAR pass by the Optionee’s will or by the laws of descent and distribution of the Optionee’s state or country of domicile at the time of death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

Article 9. Restricted Shares.

9.1. Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

9.2. Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the consideration shall consist exclusively of cash, cash equivalents or services rendered to the Company (or a Parent or Subsidiary) or full-recourse promissory notes, as the Committee may determine.

9.3. Vesting Conditions. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. Restricted Shares shall have a vesting period of at least one year. Subject to the limitations on accelerated vesting upon a Change in Control that are set forth in Article 12, a Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

9.4. Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

Article 10. Stock Units.

10.1. Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

10.2. Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipient.

10.3. Vesting Conditions. Each Award of Stock Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. Stock Units shall have a vesting period of at least one year. Subject to the limitations on accelerated vesting upon a Change in Control that are set forth in Article 12, a Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

10.4. Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right

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entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both.

10.5. Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.1.

10.6. Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

10.7. Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

Article 11. Corporate Events.

11.1. Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or in the event of a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(a)	The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;
(b)	The number of Common Shares covered by each outstanding Option and SAR;

(c)	The Exercise Price under each outstanding Option and SAR; or

(d)	The number of Stock Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off, merger, consolidation or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate, including, but not limited to, the cancellation of outstanding Awards following the provision of notice to Participants and an opportunity to exercise such Award, if applicable. Except as provided in this Article 11, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

11.2. Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

Article 12. Treatment of Awards Upon Change in Control

Subject to the requirements and limitations of Section 409A of the Code, if applicable, in the event of a Change in Control:

(a)

The surviving, continuing, successor or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable; and

(b)

Outstanding Awards that are not assumed, substituted for, or otherwise continued by the Acquiror shall accelerate and become fully vested effective immediately prior to, but contingent upon, the consummation of the Change in Control; provided, however, that any Award with vesting conditions based on performance goals that vests pursuant to this paragraph (b) shall only become vested based on actual results measured against the performance goals as of the Change in Control, and thereafter, all Awards shall terminate to the extent not exercised or settled as of the date of the Change in Control.

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(c)

A Participant may elect to exercise an Option or SAR contingent upon the consummation of the Change in Control, with such exercise to become effective immediately prior to the consummation of the Change in Control. In the case of an Option exercised pursuant to this paragraph (c), the Optionee need not make payment for the Common Shares to be purchased upon exercise of the Option until five days after written notice by the Company to the Optionee that the Change in Control has been consummated.

Article 13. Dividends on Unvested Awards.

Notwithstanding any other provision of the Plan, no Participant shall be entitled to receive dividends with respect to an unvested Award. However, an Award may, at the Committee’s discretion, carry with it a right to dividend equivalents entitling the Participant to be credited with an amount equal to all cash dividends paid between the grant and the vesting of the Award on the number of Common Shares underlying the Award. Settlement of dividend equivalents shall occur at or after the vesting of the applicable Award and may be made in the form of cash, in the form of Common Shares, or in a combination of both. Under no circumstances shall a Participant be entitled to receive dividend equivalents on an Award that has not vested or fails to vest.

Article 14. Awards Under Other Plans.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

Article 15. Limitation on Rights.

15.1. Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

15.2. Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise

Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

15.3. Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

Article 16. Withholding Taxes.

16.1. General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

16.2. Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

Article 17. Plan Term; Amendment and Termination.

17.1. Term of the Plan. The Plan, as set forth herein, shall become effective as of the date it is adopted by the Board, and shall remain in effect until it is terminated under Section 17.2, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan or (b) the date when the Board adopted the most recent increase in the number of Common Shares available under Article 3 that was approved by the Company’s shareholders.

17.2. Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules or requirements of any applicable governmental authority or listing organization governing the trading of the Company’s stock. No Awards shall be granted

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under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

The Committee may amend the terms of any Award theretofore granted (and the Award agreement with respect thereto), prospectively or retroactively, but subject to Section 11.1 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent and no such amendment may effect a repricing of any Award without approval of the Company’s shareholders.

Article 18. Limitation on Change in Control Payments.

18.1. Scope of Limitation. This Article 18 shall apply to an Award only if:

(a)

The independent auditors most recently selected by the Board (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under Section 4999 of the Code), will be greater after the application of this Article 18 than it was before the application of this Article 18; or

(b)

The Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Article 18 (regardless of the after-tax value of such Award to the Participant).

If this Article 18 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

18.2. Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article 18, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

18.3. Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 18, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 18 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

18.4. Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, the Participant shall repay such Overpayment to the Company; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

18.5. Related Corporations. For purposes of this Article 18, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.

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Article 19. Definitions.

19.1. “Affiliate” means any Parent or Subsidiary.

19.2. “Award” means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.

19.3. “Board” means the Company’s Board of Directors, as constituted from time to time.

19.4. “Cause” means (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company, (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, (c) gross negligence, (d) willful misconduct or (e) a failure to perform assigned duties that continues after the Participant has received written notice of such failure from the Board or its designee. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Affiliate employing the Participant) may consider as grounds for the discharge of the Participant without Cause.

19.5. “Change in Control” means:

(a)

A change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated pursuant to the Exchange Act as in effect on the date this Plan was initially adopted; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Acquiring Person hereafter becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of the Company’s voting securities; and further provided that the following shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company or a subsidiary of the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) a transaction solely intended to effect a reincorporation of the Company; or

(b)

During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company’s shareholders of each new Director was approved by a vote of at least a majority of the Directors then still in office who were Directors at the beginning of the period; or

(c)	There shall be consummated (i) any consolidation, merger or exchange involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same, or substantially the same, proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or

(d)	Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

19.6. “Code” means the Internal Revenue Code of 1986, as amended.

19.7. “Committee” means a committee of the Board, as described in Article 2.

19.8. “Common Share” means one share of the common stock of the Company.

19.9. “Company” means The Greenbrier Companies, Inc. an Oregon corporation.

19.10. “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

19.11. “Director” means a member of the Board.

19.12. “Disability” means the condition of being permanently disabled within the meaning of Code Section 22(e)(3), namely being unable to engage in any substantial gainful employment be reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months.

19.13. “Eligible Director” means a non-employee Director within the meaning of Rule 16b-3 (or its successor) under the Exchange Act.

19.14. “Employee” means a common-law employee of the Company or an Affiliate.

19.15. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

19.16. “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of an SAR,

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means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

19.17. “Fair Market Value” means the closing market price of the Company’s common stock on the date of grant. In the event the Company’s common stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

19.18. “Involuntary Termination” means the termination of the Participant’s Service by reason of:

(a)	The involuntary discharge of the Participant by the Company (or the Affiliate employing him or her) for reasons other than Cause; or

(b)

The voluntary resignation of the Participant following (i) a material adverse change in his or her title, position, authority or responsibilities with the Company (or the Affiliate employing him or her), (ii) a material reduction in his or her base salary or (iii) receipt of notice that his or her principal workplace will be relocated by more than 30 miles.

19.19. “ISO” means an incentive stock option described in Section 422(b) of the Code.

19.20. “NSO” means a stock option not described in Section 422 or 423 of the Code.

19.21. “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

19.22. “Optionee” means an individual or estate who holds an Option or SAR.

19.23. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

19.24. “Participant” means an individual or estate who holds an Award.

19.25. “Plan” means this 2017 Amended and Restated Stock Incentive Plan, as amended from time to time.

19.26. “Restricted Share” means a Common Share awarded under the Plan.

19.27. “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

19.28. “SAR” means a stock appreciation right granted under the Plan.

19.29. “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

19.30. “Service” means service as an Employee, Director or Consultant.

19.31. “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

19.32. “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

19.33. “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.

19.34. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

Article 20. Execution.

To record the adoption of the Plan by the Board on October 24, 2017, the Company has caused its duly authorized officer to execute this document in the name of the Company.

THE GREENBRIER COMPANIES, INC.

By:
William A. Furman
President and Chief Executive Officer

(The 2005 Stock Incentive Plan was originally adopted November 9, 2004, was amended by Amendment No. 1 on June 30, 2005, Amendment No. 2 on April 3, 2007, Amendment No. 3 on November 6, 2008, and was amended and restated as the 2010 Amended and Restated Stock Incentive Plan adopted on November 10, 2010. The 2010 Amended and Restated Stock Incentive Plan was amended by Amendment No. 1 on October 30, 2012, Amendment No. 2 on October 28, 2013, Amendment No. 3 on January 8, 2014, and was amended and restated as the 2014 Amended and Restated Stock Incentive Plan on October 29, 2014, which was approved by the Company’s shareholders on January 7, 2015. The 2014 Amended and Restated Stock Incentive Plan was amended and restated as the 2017 Amended and Restated Stock Incentive Plan on October 24, 2017 [subject to shareholder approval on January 5, 2018].)

THE GREENBRIER COMPANIES	2018 Proxy Statement	A-9

APPENDIX B

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that the Company’s independent registered public accounting firm (the “Audit Firm”) possesses a unique knowledge of the Company, and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and nonaudit services.

Policy Statement

All services provided by the Audit Firm, both audit and nonaudit, must be pre-approved by the Audit Committee or a Designated Member (as defined below). Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit and nonaudit services. Examples of audit and permitted non-audit services include:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•

Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•

Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax advice, planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee or a Designated Member may pre-approve at any time up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to any specific annual monetary limit also approved by the Audit Committee or a Designated Member. The Audit Committee must be informed about each such service that is actually provided.

For each proposed service, the independent auditors shall provide detailed back-up documentation at the time of approval to permit the Audit Committee or a Designated Member to make a determination whether the provision of such services would impair the auditor’s independence. Such documentation should be so detailed that there should never be any doubt as to whether any particular service was brought to the attention of, considered and pre-approved by the Audit Committee or a Designated Member. At a minimum, in connection with seeking pre-approval for a proposed service or class of services, the Company’s independent auditor shall (i) provide the Audit Committee or Designated Member with a written description of the nature and scope of the service, including the fee structure for the engagement; (ii) describe and discuss with the Audit Committee or Designated Member the potential effects of the service on the firm’s independence; and (iii) document the substance of its discussion with the Audit Committee or Designated Member. As an example of the level of detail required for pre-approval, in connection with pre-approval of the preparation of the Company’s federal, state and local corporate tax returns, the back-up documentation provided should identify clearly each return, including information on each jurisdiction where a return is to be filed, the type or types of tax return, and how often each return is to be prepared and filed.

When considering whether to grant an approval, the Audit Committee should consider the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and PCAOB with respect to auditor independence, including the fact that an auditor cannot (i) function in the role of management; (ii) audit his or her own work; or (iii) serve in an advocacy role for the Company.

Delegation of Pre-Approval

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee a “Designated Member”), who is independent as defined under the standards of the NYSE, the authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the

THE GREENBRIER COMPANIES	2018 Proxy Statement	B-1

Appendix B - Policy Regarding the Approval of Audit and Non-Audit Services

Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules, including disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

Prohibited Services

The Company may not engage the Audit Firm to provide the nonaudit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1.

Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The Audit Firm may not maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2.

Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports. The Audit Firm may not provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3.

Actuarial Services. The Audit Firm may not provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4.

Management Functions or Human Resources. Partners and employees of the Audit Firm may not act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit potential employees, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire a specific candidate for a specific job.

5.	Broker-Dealer, Investment Adviser, or Investment Banking Services. The Audit Firm may not serve as a broker-dealer, promoter or underwriter of the Company’s securities.
6.

Legal Services and Expert Services Unrelated to the Audit. The Audit Firm may not provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7.	Internal Audit Outsourcing. The Audit Firm may not provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8.

Financial Information Systems Design and Implementation. The Audit Firm may not design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9.	Other Services. The Audit Firm may not provide any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm.

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm.

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

The Policy was most recently amended by the Audit Committee on April 5, 2011 and reviewed on June 27, 2017.

B-2	2018 Proxy Statement	THE GREENBRIER COMPANIES

APPENDIX C

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of Net Earnings to Adjusted EBITDA

(in thousands)

	Year Ended August 31,
	2017	2016	2015
Net earnings	$160,462	$284,824	$265,309
Interest and foreign exchange	24,192	13,502	11,179
Income tax expense	64,014	112,322	112,160
Depreciation and amortization	65,129	63,345	45,156
GBW goodwill impairment	3,522	—	—
Adjusted EBITDA	$317,319	$473,993	$433,804

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Year Ended August 31, 2017
Diluted EPS	$3.65
GBW goodwill impairment per share	0.11	(1)
Adjusted Diluted EPS	$3.76

[1]	GBW goodwill impairment of $3.5 million, net of tax, divided by weighted average diluted common shares outstanding of 32,562 for the year ended August 31, 2017.

THE GREENBRIER COMPANIES	2018 Proxy Statement	C-1

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on January 4, 2018. Vote by Internet Go to www.envisionreports.com/gbx Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message    Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 – 3, of EVERY YEAR for Proposal 4, and FOR Proposal 5.    1. Election of Directors 01—William A. Furman 04—Wanda F. Felton    For Withhold    2. Approval of an amendment and restatement of the 2014 Amended and Restated Stock Incentive Plan.    4. Advisory vote on the frequency of an advisory vote on the compensation of the Company’s named executive officers.    B Non-Voting Items Change of Address — Please print your new address below.    02—Charles J. Swindells 05—David L. Starling    For Against Abstain    For Against Abstain    Every Every Every Year 2 Years 3 Years Abstain    03—Kelly M. Williams    For Withhold    3. Advisory vote on the compensation of the Company’s named executive officers. 5. Ratify the appointment of KPMG LLP as the Company’s independent auditors for 2018.    For Against Abstain    Comments — Please print your comments below.    Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.    C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign and date exactly as your name or names appear above. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian, or in any other official or representative capacity should also provide full title. If a partnership, please sign in full partnership name by an authorized person.    Date (mm/dd/yyyy) — Please print date below.    Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1PCF    02P28B

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of The Greenbrier Companies, Inc., which will be held at the Benson Hotel, 309 SW Broadway, Portland, Oregon beginning at 2:00 p.m. on Friday, January 5, 2018. Whether or not you plan to attend the meeting, please vote via internet, telephone, or sign, date and return your proxy form as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that your stock be represented. Sherrill A. Corbett Secretary    IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    Proxy — The Greenbrier Companies, Inc. Notice of 2018 Annual Meeting of Shareholders Benson Hotel, 309 SW Broadway, Portland, Oregon Proxy Solicited by Board of Directors for Annual Meeting—(January 5, 2018) The undersigned hereby appoints William A. Furman, Charles J. Swindells and Donald A. Washburn, or any of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of The Greenbrier Companies, Inc. to be held on January 5, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each of the nominees for director, FOR approval of an amendment and restatement of the 2014 Amended and Restated Stock Incentive Plan, FOR the resolution set forth in Proposal 3, of EVERY YEAR for the frequency of an advisory vote on the compensation of the Company’s named executive officers, and FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for 2018. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)